Exhibit 10.9
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. CERTAIN OTHER INFORMATION HAS BEEN EXCLUDED PURSUANT TO ITEM 601(a)(6) OF REGULATION S-K BECAUSE ITS DISCLOSURE WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.
Execution Version
EQUIPMENT SUPPLY CONTRACT
By and Between
SAULSBURY INDUSTRIES, INC.
And
WÄRTSILÄ NORTH AMERICA, INC.
REGARDING
SUPPLY AND DELIVERY OF POWER PLANT EQUIPMENT
AND
TECHNICAL ASSISTANCE FOR INSTALLATION AND COMMISSIONING
Dated as of December 15, 2025

EQUIPMENT SUPPLY CONTRACT
This Equipment Supply Contract (this “Agreement”), is made and entered into as of this 15th day of December, 2025 (the “Effective Date”), by and between:
I.    SAULSBURY INDUSTRIES, INC., a company organized and existing under the laws of Texas, with offices located at 2951 E. Interstate 20, Odessa, Texas 79766 (“Buyer”), herein represented by Matthew Saulsbury;
II.    WÄRTSILÄ NORTH AMERICA, INC., a company organized and existing under the laws of Maryland, USA, with offices located at 11710 N. Gessner Rd., Suite A, Houston, Texas 77064, and with Tax Identification No. [***] (“Supplier”), herein represented by Carlos Chavez.
Buyer and Supplier singularly referred to as the “Party” and collectively referred to as the “Parties”.
RECITALS
(a)    WHEREAS, Buyer is the engineering, procurement and construction contractor as per the engineering, procurement and construction agreement entered into by and between Buyer and EMPower USA, LLC, a Texas limited liability company, with its registered address at 4900 Woodway Dr. Suite 1200, Houston, TX, 77056 (the “Owner”), dated December 15, 2025 (the “EPC Agreement”), for the development of a 123 MW (gross) power generation project (the “Project”) to be located in Odessa, Ector County, Texas, USA;
(b)    WHEREAS, in connection with the Project and as agreed by the Owner under the EPC Agreement, Buyer desires to purchase from Supplier ten (10) Wartsila W20V31SG-B engines, along with appurtenant equipment and related technical services, all as more particularly described herein;
(c)    WHEREAS, Supplier is in the business and it is experienced in manufacturing and supplying the equipment and related technical services, all as more particularly described herein; and
(d)    WHEREAS, the Parties now desire to set forth the terms and conditions under which the Supplier agrees to sell and deliver, and the Buyer agrees to purchase and pay for the supply.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1
AGREEMENT; INTERPRETATION; DEFINITIONS
1.1    Documents Included. This Agreement consists of this document and the following annexes and exhibits which are attached hereto (collectively, “Appendices”), and which are specifically made a part hereof by this reference:

Annex A	General Scope of Supply
Annex B	Technical Specification
Exhibit 1	EHSS Exhibit
Exhibit 2	Milestone Payment Schedule
Exhibit 3	NOT USED
Exhibit 4	Delivery Schedule, Delay Liquidated Damages
Exhibit 5	Performance Guarantees, Performance Liquidated Damages
Exhibit 6	Insurance Requirements
Exhibit 7A	Performance Figures
Exhibit 7B	Electrical Output and Heat Rate Corrections
Exhibit 8	Performance Test Guidelines
Exhibit 9	Form of Installation Certificate
Exhibit 10	Form of Start-Up Certificate
Exhibit 11	Form of Performance Test Completion Certificate
Exhibit 12	Form of Notice to Proceed
Exhibit 13	Form of Supplier Parent Company Guaranty
Exhibit 14	Form of Supplier Parent Company Guaranty for Warranty Period
Exhibit 15	Provisional Acceptance Certificate
Exhibit 16	Final Acceptance Certificate
Exhibit 17	Form of Supplier’s Conditional Lien and Claim Waiver
Exhibit 18	Form of Supplier’s Final Lien and Claim Waiver
Exhibit 19	Form of Subcontractor’s Final Lien and Claim Waiver
1.2    Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties relating to the subject matter hereof as of the Effective Date, and supersedes any and all negotiations, agreements and representations made or dated prior thereto. Subsequent to the Effective Date, this Agreement may be supplemented, modified or otherwise amended by mutual agreement or in accordance with the terms of this Agreement. Such amendments, if any, must be in the form of a written amendment to this Agreement, and signed by authorized representatives of both Parties to this Agreement.
1.3    Conflicting Provisions. In the event of any conflict or inconsistency between or among this document and the Appendices, the relevant provisions shall be construed as complementary rather than conflicting wherever possible, otherwise, such conflict shall be resolved in accordance with the following order of precedence: (a) this document; (b) Annex A;

(c) Annex B; (d) Exhibit 5; (e) the other Appendices. Either Party, upon becoming aware of any conflict or inconsistency among any of the components of this Agreement, shall promptly notify the other Party in writing of such conflict or inconsistency; provided, however, that such notification shall be for informational purposes only, and shall not be deemed to waive, diminish, or otherwise affect any rights, claims or remedies that are otherwise available to the Parties under this Agreement.
1.4    Rules of Interpretation.
1.4.1 Terminology. Unless otherwise explicitly stated in this Agreement:
(i)    Capitalized terms used in this Agreement shall have the meanings specified in this Article or defined elsewhere in this Agreement.
(ii)    The singular shall include the plural, and the masculine shall include the feminine and neuter as the context requires.
(iii)    References to “Articles,” “Sections,” “Annexes,” “Appendices,” or “Exhibits” shall be to articles, sections, annexes, appendices or exhibits of this Agreement, and references to paragraphs or clauses shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(iv)    The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall be deemed to be followed by “without limitation” or “but not limited to”, whether or not they are followed by such phrases or words of similar import; and words denoting natural persons shall be interpreted as referring to corporations and any other legal entities and vice versa.
(v)    The term “Day” shall mean calendar day (beginning at 12:00 a.m. and ending at 11:59 p.m.), in the location where the relevant (a) payment of funds is to be received, (b) notice is to be received, or (c) performance is to be made; and the term “Business Day” shall mean a weekday on which commercial banks are commonly open in the relevant location as aforesaid. Whenever an event is to be performed by a particular date, or a period ends on a particular date, and the date in question falls on a weekend, or on a Day which is not a Business Day, the event shall be performed, or the period shall end, on the next succeeding Business Day.
(vi)    All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied.
(vii)    All references to a particular Person shall include such Person’s successors and permitted assigns.

(viii) All references herein to any contract (including this Agreement) or other agreement shall be to such contract or other agreement as amended and supplemented or modified to the date of reference.
(ix)    In computation of periods of time from a specified Day to a later specified Day, “from” means from and including and “until” or “to” means to and including.
1.4.2 Headings. The titles of the articles and sections herein have been inserted as a matter of convenience or reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.
1.4.3 Joint Responsibility for Drafting. This Agreement was negotiated and prepared by both Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part thereof.
1.4.4 Obligation to Act in Good Faith. The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Where the Agreement requires the consent, approval, or similar action by a Party, such consent or approval shall not be unreasonably withheld or delayed, and wherever the Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.
1.5    Definitions. For the purposes of this Agreement, the following words and terms shall have the meanings specified below (other words and abbreviations that have well-known technical or trade meanings are used in this Agreement in accordance with such recognized meanings):
“Affiliate”. A Person who, with respect to a specified Person, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, “control” shall mean (i) the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) operational control of the controlled Person pursuant to an operating agreement, management agreement or other contractual rights.
“Agreement”. As defined in the preamble of this Agreement.
“Appendices”. As defined in Section 1.1.
“Applicable Codes and Standards”. Means any and all codes, standards or requirements set forth in Annex B, as provided herein. In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard as contemplated therein shall govern Supplier’s performance under this Agreement.
“Applicable Law”. Means all laws, statutes, ordinances, certifications, orders (including judicial, executive or otherwise), decrees, treaties, directives, injunctions, writs, licenses, Governmental Approvals, approvals, agreements, rules and regulations, including any conditions thereto, of any Governmental Unit having jurisdiction over all or any portion of the Plant, the Project or performance of all or any portion of the Work or the operation of the Plant, or other legislative or administrative action of a Governmental Unit, or a final decree, judgment or order of a court which relates to the performance of Work hereunder or the interpretation or application of this Agreement, including (i) any and all Governmental Approvals, (ii) any Applicable Codes and Standards set forth in Applicable Law, and (iii) Applicable Law related to (y) conservation, improvement, protection, pollution, contamination or remediation of the environment or (z) hazardous substances or any handling, storage, release or other disposition of hazardous substances.
“Arbitration Rules”. As defined in Section 18.2.1.
“Auxiliary Equipment”. Means the following equipment to be provided by Supplier hereunder, as further described in the Technical Specification set forth in Annex B, including the radiators, Engine Auxiliary Modules (EAM), Exhaust Gas Modules (EGM), Fuel Gas Supply Unit (FGSU), pipe rack, electrical equipment as defined in Scope of Supply set forth in Annex A, support steel, stacks, SCR, and duct work.
“Buyer”. As defined in the preamble of this Agreement.
“Change of Law”. Means (i) the enactment, adoption, promulgation, issuance, modification (including any written material change in the interpretation by a Governmental Unit), or repeal, after the Effective Date of any Applicable Law, Applicable Codes and Standards, (ii) any material change in the interpretation of any Applicable Law, Applicable Codes and Standards, by any Governmental Unit or court of law after the Effective Date, or (iii) the imposition of any material condition on the issuance or renewal of any Governmental Approval after the Effective Date. Notwithstanding anything to the contrary in this Agreement, each of the following will be regarded as a Change of Law: (a) the imposition of, or any change in the imposition of, any current or future Customs Duties, and all other duties, tariffs, customs, levies, imports, fees, royalties or charges of any kind, whether in the United States or elsewhere, including any increases thereof that may occur after the Effective Date (whether or not such imposition or change in imposition of Customs Duties was enacted, promulgated, published, known or issued prior to the Effective Date but became effective after the Effective Date or are enacted, promulgated, published, known or issued prior to the Effective Date but the applicability and scope of the Customs Duties to the Equipment becomes known after the Effective Date); and (b) any Change of Law that prevents Supplier from importing Equipment into the United States because the Equipment was deemed to be, or subject to a rebuttable presumption that it was, manufactured in whole or in part using forced labor or using components or materials sourced from any region, province or source from which import is prohibited in the United States, including the listing of any country, region or source by a Governmental Unit on the Entity List (Supplement No. 4 to part 744 of the Export Administration Regulations (EAR)).
“Change Order”. As defined in Section 8.1.

“Commercial Operation Date”. The date when the Plant is able to operate and produce electrical power, except for electricity produced in order to conduct the Performance Tests or for Start-Up.
“Confidential Information”. Any information or data disclosed by one Party to the other in connection with the performance of its obligations under the Agreement, or the substance or existence of the Agreement or the discussions concerning the Agreement including, but not limited to the Documentation and Software, except for information which is demonstrably non-confidential in nature.
“Contract Price”. As defined in Section 3.1.
“Customs Duties”. All import taxes, import duties, customs duties, tariffs and other similar charges that are imposed on the importation of any component or part of the Equipment or out of Supplier’s or any Subcontractor’s performance of the Services, or with respect to any equipment, materials, labor or services provided by Supplier under this Agreement, including without limitation, all anti-dumping or countervailing duties or safeguard duties, port service fees and other port charges, quotas or other actions imposed by any jurisdiction (including the country of manufacture, the country in which the Plant is located and any other country through which any of the Equipment is transported or stored).
“Delay Liquidated Damages”. Amounts payable by Supplier to Buyer for failure to meet Delivery Schedule commitments as provided in Section 4.2 and Exhibit 4.
“Delayed Payment Rate”. The lesser of (a) the rate of interest announced from time to time by Citibank, N.A., at its principal office in New York, NY as its prime or base lending rate for United States commercial loans plus six percent (6%) or (b) the maximum interest rate permitted by applicable law.
“Delivery”. As defined in Section 2.3.
“Delivery Schedule”. As defined in Exhibit 4.
“Documentation”. As defined in Article 9.
“Dollar” or “USD” or “$”. Currency of the United States of America.
“Down Payment”. The down payment set forth in the Milestone Payment Schedule.
“Effective Date”. As defined in the initial paragraph of this Agreement.
“EHSS”. Environmental, health, safety and security matters at the Plant Site.
“Engine”. A Wärtsilä 20V31SG-B engine.
“Equipment”. The Engines and other equipment to be provided by Supplier hereunder, as set forth in Annex A.

“Euro” or “EUR” or “€”. Currency of the European Economic and Monetary Union.
“Event of Buyer Default”. As defined in Section 12.3.
“Event of Force Majeure”. Any cause or occurrence affecting the ability of a Party to perform its obligations under this Agreement, which cause or occurrence (i) is beyond the reasonable control of the Party affected; (ii) is not due to an act or omission of the Party affected; and (iii) could not have been avoided or overcome by the exercise of reasonable diligence, including: acts of God or the public enemy; expropriation or confiscation of facilities; actions or omissions of any Governmental Unit, or compliance with any order of any Governmental Unit; lack of or failure or inability to obtain or maintain in effect any Governmental Approvals required for the performance of the Work which have been timely applied for; trade or economic sanctions; export controls or restrictions; sabotage, acts of war (declared or undeclared); blockade; embargo; insurrection; hostilities; civil unrest; riots; military or guerrilla action; terrorist activity or threats of terrorist activities which, under the circumstances, would be considered a precursor to actual terrorist activity; banditry; abnormally adverse weather conditions not reasonably anticipated by the Parties (normal bad weather prevailing at any site at which the Work is being performed, however, shall not be included); adverse weather conditions on the high seas preventing shipping or resulting in delay in delivery of any portion of the Work; earthquake, tsunami or other seismic activity; inability to obtain and maintain rights of way for, or ingress to or egress from the Plant Site, necessary for the performance of the Work; fires; floods; explosion; accidents; epidemics, pandemics (excluding COVID-19) or response measures (such as quarantine and other restrictions) associated therewith; strikes, work stoppages, boycotts, walkouts, other labor disputes or industrial actions; undue transportation or customs clearance problems or any cause or occurrence, whether or not of the same class or kind as those specifically named above, which fulfills items (i) through (iii) set out above in this definition. The Parties expressly agree that any conflict or disruption in or around the Suez Canal and/or Gulf of Aden and/or Red Sea and/or any regional escalation (including any measures and consequences associated with such conflict) shall be deemed to constitute an Event of Force Majeure hereunder (whether the events are foreseen or unforeseen at the time of this Agreement). Further, and accordingly any existing arrangements that are, at the time of this Agreement, already affected by the said events shall not be within the control of a Party. An Event of Force Majeure shall not include any of the following: (a) economic hardship, (b) changes in market conditions, (c) unavailability of laborers or Subcontractors.
“Event of Supplier Default”. As defined in Section 12.1.
“Export Controls”. As defined in Section 22.6.
“Extended Warranty Period”. As defined in Section 10.2.
“Final Acceptance Date”. The date on which the conditions under Section 5.4.5 have been met, or the date on which the requirement to pass the Performance Tests is deemed waived, in accordance with this Agreement.
“Final Test Procedure”. The procedure for testing the Equipment developed and finalized in accordance with the Performance Test Guidelines under Exhibit 8.

“GDPR Regulation”. Means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and any subsequent amendment thereof.
“Generator Set”. Means the unit consisting of the assembly of an Engine, generator, mechanical coupling, and base-frame(s).
“Governmental Approval”. Any valid waiver, consent, clearance, authorization, consent, approval, license, lease, ruling, permit, certification, exemption, or registration by or with any Governmental Unit required to be obtained or maintained in connection with the Plant or the Work.
“Governmental Unit”. Any federal, national, state, provincial, county, municipal, regional or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, administrative, regulatory, public or statutory instrumentality, agency, authority, body, department, commission, court, board, bureau or other entity, in each case, having jurisdiction over the performance of the Services, Equipment, the Plant or its operations (including the transmission of electricity from the Plant), or the health, safety or environmental conditions of the Plant or the Plant Site or otherwise over any Party.
“Hedge Costs and Losses”. All costs and losses incurred or realized by Supplier in implementing, settling, terminating, liquidating or unwinding any foreign exchange rate hedges made on or after the Effective Date in connection with the Agreement, including any economic losses arising from settling, terminating, liquidating or unwinding such hedge in connection with the spot rate or exchange rate for USD to EUR as published by the European Central Bank at the time of any settlement, termination, liquidation or unwinding of such hedges.
“Indemnified Party”; “Indemnifying Party”. As defined in Section 15.1.
“Interim Period”. As defined in Section 8.4.
“Liquidated Damages”. All or each of, as required by the context, the Delay Liquidated Damages and the Performance Liquidated Damages.
“Milestone Payment Schedule”; “Milestone Payments”. The schedule set forth in Exhibit 2; and the payments to be made pursuant to said schedule.
“Minimum Performance Standards”. As defined in Exhibit 5.
“Notice to Proceed”. Means the written notice issued by Buyer to Supplier stating Buyer’s authorization for Supplier to commence Work on the Starting Date as set forth in Exhibit 12.
“Owner”. Means EMPower USA, LLC, a Texas limited liability company, with its registered address at 4900 Woodway Dr. Suite 1200, Houston, TX, 77056.
“Parties”. Buyer and Supplier.
“Party”. Buyer or Supplier.

“Payment Milestone”. Each of the milestones set forth in the Milestone Payment Schedule.
“Performance Bonus”. The amounts payable by Buyer to Supplier for performance that exceeds the Performance Guarantees and/or for early Equipment delivery, to the extent if any set forth in Exhibit 5.
“Performance Guarantees”. The Performance Guarantees set forth in Exhibit 5.
“Performance Liquidated Damages”. The amounts payable by Supplier to Buyer for failure to meet the Performance Guarantees as set forth in Exhibit 5.
“Performance Test Completion Certificate”. As defined in Section 5.4.1.
“Performance Tests”. The tests to demonstrate compliance of the Equipment with the Performance Guarantees and Minimum Performance Standards, as provided in Exhibit 5.
“Person”. Means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Unit or other entity having legal capacity.
“Personal Data”. Means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
“Plant”. The electric power generating facility to be constructed by Buyer for the Owner pursuant to the EPC Agreement and utilizing the Equipment delivered and sold to Buyer by Supplier in accordance with this Agreement.
“Plant Site”. The location of the Plant in Odessa, Ector County, Texas, USA.
“Primary Warranty Period”. As defined in Section 10.2.
“Project”. As defined in the first recital of this Agreement.
“Project Fuel”. The reference fuel described in Exhibit 7.
“Provisional Acceptance Date”. The date on which the conditions under Section 5.4.4 have been met.
“Prudent Electric Practices”. Means any of the reasonable practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good engineering practices, reliability, safety, expedition and compliance with Applicable Laws in facilities like the Plant utilizing like Equipment. Prudent Electric Practices shall be consistent with the manufacturer’s recommendations and the requirements of this Agreement, including any Performance Guarantees or warranty obligations. Prudent Electric Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, standards and procedures, provided that such practices shall not compromise the requirements of this Agreement relating to safety, reliability, or compliance with Applicable Law, even where alternative approaches may appear more cost-effective.
“Punchlist”. As defined in Section 5.4.2.
“Services”. All of the services to be provided by Supplier under this Agreement, as identified in Annex A and described in Annex B.
“Software”. Any software program and related documentation delivered to or made available for the use of the Buyer as part of the Work, including software embedded in hardware, installed in the Buyer’s technical environment or otherwise made available by the Supplier.
“Start-Up”. As defined in Section 5.3.2.
“Start-Up Certificate”. As defined in Section 5.3.2.
“Starting Date”. As defined in Section 2.2.
“Subcontract”. Means an agreement by Supplier with a Subcontractor for the performance of any portion of the Work.
“Subcontractor”. Any Person, including any vendor, with whom Supplier has, at its sole discretion, entered into any subcontract to perform any part of the Work under this Agreement or to provide any Equipment on behalf of Supplier (including any Person at any tier with whom any Subcontractor has further contracted any part of the Work).
“Supplier”. As defined in the preamble to this Agreement.
“Supplier’s Representative”. As defined in Section 2.7.
“Taxes”. Shall mean any present or future taxes, including VAT, assessments, levies, and other sales taxes, Customs Duties, fees, imposts, deductions, withholdings, or any other official charges of any kind whatsoever and howsoever described, imposed by any Governmental Unit, whether associated with the Equipment, the Services, the Supplier’s performance hereunder and/or this Agreement.
“Technical Specifications”. Collectively, the Scope of Supply set forth in Annex A, and the Technical Specification set forth in Annex B.
“Work”. Collectively, the provision of Equipment and performance of the Services identified in Annexes A and B.

ARTICLE 2
SCOPE OF SUPPLY; SCOPE OF SERVICES AND REPRESENTATIONS OF THE SUPPLIER
2.1    Scope of Supply and Scope of Services. Supplier shall, in accordance with the provisions of this Agreement, provide the Equipment and perform the Services identified in Annex A, and Annex B. Notwithstanding the foregoing, as a result of continuous technical development, Supplier may make improvements to Equipment not yet delivered to Buyer, provided that (i) such improvements do not materially affect the performance or regulatory compliance requirements of the Equipment set forth in this Agreement, (ii) if the improvements do materially affect such performance or regulatory compliance, Supplier notifies Buyer in writing of such changes in advance, and any such changes are subject to Buyer’s prior written approval, which shall not be unreasonably withheld.
2.2    Starting Date. In order for Supplier to commence full performance of the Work, Buyer shall deliver to Supplier (i) the Notice to Proceed, and (ii) the Down Payment. The first Business Day immediately after all items (i) and (ii) have been fulfilled, constitutes the Starting Date (the “Starting Date”). The Supplier shall only commence the performance of the Work on or after the Starting Date. If the Starting Date has not occurred by January 7, 2026, Buyer shall be deemed in default under Section 12.3 of this Agreement and either Party shall have the right to terminate the Agreement for an Event of Buyer Default; provided, however, that in the case of such termination only the remedies set forth in Section 12.4(c) shall apply.
2.3    Delivery. Supplier shall be responsible for delivering the Equipment in accordance with the Delivery Schedule contained in Exhibit 4. Delivery of the Equipment shall be made DDP Plant Site- Incoterms® 2020 and in accordance with the following:
2.4    Delivery of all Auxiliary Equipment shall be deemed achieved when it has arrived at the Plant Site and is made available for unloading by Buyer.
2.5    Delivery of the Generator Set(s) shall be deemed achieved only when they are placed on the respective foundations by Supplier. In the event the foundations upon which a Generator Set is to be placed are not ready and available for Supplier to place the Generator Set at least thirty (30) Days prior to the scheduled arrival date of the Generator Set causing a delay to the Delivery of the Generator Set, Supplier will be entitled to a Change Order for the resulting demonstrable additional time and direct costs. Buyer will identify a storage location which shall be located within the Plant Site boundary to which Supplier will instead make Delivery and that storage location will be considered the “Delivery point” for such Generator Sets and the Generator Sets shall be deemed Delivered in accordance with this Agreement, to include Supplier’s entitlement to payment in accordance with the Milestone Payment Schedule for Delivery. Should Buyer not identify a storage location within twenty (20) Days prior to the scheduled arrival date of the Generator Set, Supplier shall have the right to identify a storage location, within the Plant Site boundary, to which Supplier will instead make Delivery, and that storage location will be considered the “Delivery point” for such Generator Sets and the Generator Sets shall be deemed Delivered in accordance with the Agreement, to include

Supplier’s entitlement to payment in accordance with the Milestone Payment Schedule for Delivery.
2.6    A delay in the Delivery of the Auxiliary Equipment or the Generator Set(s) caused by Buyer of more than thirty (30) Days after the scheduled delivery date, shall entitle Supplier to submit the invoice associated with the corresponding Payment Milestone on the thirty-first (31st) Day of such delay to Buyer for payment, provided that the delay is not attributable to Supplier or its Subcontractors. In case a delay in customs clearance greater than thirty (30) days occurs, and if such delay is not attributable to the Supplier or its Subcontractors, such delay shall entitle Supplier to a Change Order in accordance with Article 8 in order solely to extend the Delivery Schedule to the extent that the Delivery is or will be delayed, but at least on a day-for-day basis.
2.7    Supplier Representative. Within ten (10) Days after the Effective Date, Supplier shall notify Buyer of the individual designated by Supplier (the “Supplier’s Representative”) to oversee Supplier’s performance under this Agreement and who shall act as the primary point of contact for Supplier with respect to this Agreement. Supplier shall not change the Supplier’s Representative without prior written notice to Buyer.
2.8    New Equipment. All Equipment and materials delivered to Buyer by Supplier shall be new, unused, and not refurbished or reconditioned, unless otherwise agreed to in writing by Buyer.
2.9    Prudent Electric Practices. Supplier shall perform all of its obligations under this Agreement in good faith, in a professional and workmanlike manner, and in accordance with Prudent Electric Practices, Applicable Law and the terms of this Agreement. Supplier shall coordinate its activities with Buyer and shall take reasonable steps to avoid delay to or interference with Buyer’s personnel and other contractors’ work at the Plant Site. Similarly, Buyer shall take reasonable steps to avoid interfering with or delaying Supplier’s performance of its obligations under this Agreement.
2.10    Governmental Authorizations. Except for Governmental Approvals that are expressly identified as Buyer’s responsibility, Supplier shall, as its own cost and expense, obtain and maintain in full force and effect all Governmental Approvals required under Applicable Law for Supplier to perform Supplier’s obligations under this Agreement in the United States of America. Supplier shall obtain such Governmental Approvals in a timely manner, shall provide Buyer with copies of such approvals upon request and shall keep Buyer reasonably informed of the status of any pending applications. Supplier shall promptly notify Buyer if any required Governmental Approval is denied, delayed, suspended or revoked.
2.11    Labor. In its performance of the Services, Supplier shall use trained and qualified personnel. All individuals engaged by Supplier in the performance of the Work shall be the employees of Supplier or of its Subcontractor(s), and their working hours, rates of compensation and all other matters relating to their employment shall be determined by Supplier or the Subcontractor(s) as may apply. With respect to hiring personnel and its employment policy, Supplier shall comply with all applicable labor and employment laws and shall exercise control over labor relations in a manner consistent with the intent and purpose of this Agreement and Supplier business judgment.

Supplier acknowledges and agrees that it shall not have the authority to enter into any contracts or collective bargaining agreements with respect to labor matters that purport to bind or otherwise obligate Buyer. Supplier shall notify Buyer promptly upon receipt of any demands from employees or others regarding requests or notification of collective bargaining, strikes or labor disputes that may impact the Work.
Supplier shall assume responsibility for all labor and social security obligations imposed on employers under any governmental rule in respect of all personnel of or contracted by Supplier for the performance of the Work.
Supplier shall at all times enforce good order and discipline among its personnel and shall take reasonable efforts to cause such personnel to comply in all respects with Applicable Law.
Notwithstanding any other provision in this Agreement to the contrary, Buyer shall at all times retain the right to expel any member of Supplier’s personnel, from the Plant Site, necessary to ensure the continued safe operation of the Plant Site, including: (i) an employee’s noncompliance with Applicable Law or safety policies at the Plant Site that have been communicated to Supplier; and (ii) where an employee is involved in the sale, possession, or use of illegal drugs or alcohol. In such event, Supplier shall replace such personnel without additional expense to Buyer. Notwithstanding the foregoing, nothing herein shall in any manner imply the existence of a labor relationship or subordination between the Buyer and the Supplier’s personnel.
The Parties hereby represent and acknowledge that they will have no labor relationship between them, neither between the Supplier’s personnel with the Buyer, nor the between the Buyer’s personnel with the Supplier.
2.12    Parts. Supplier shall provide all spare parts needed for the Equipment’s commissioning. All spare parts provided under this Section shall be new, unused and conform to the specifications and quality standards applicable to the Equipment.
2.13    Final Test Procedure. Within ninety (90) Days after the Effective Date, the Parties shall agree upon the Final Test Procedure, which shall be based on the Performance Test Guidelines attached hereto as Exhibit 8.
2.14    Supplier’s Representations.
2.14.1 Organization, Qualification and Legal Representation. Supplier is a company duly organized and validly existing under the laws of Maryland, USA. It has all necessary power and authority to carry on its business as presently conducted, to own or hold its properties, and to enter into and perform its obligations under the Agreement. In addition, its legal representative has sufficient authority to execute the Agreement, and such authority has not been limited, modified nor revoked in any manner whatsoever as of this date, and has the full legal capacity to bind the Supplier under the terms of the Agreement.
2.14.2 Authorization, Approvals, No Default. The execution, delivery and performance of the Agreement by Supplier (a) has been duly authorized by all requisite company action; and (b) to the best of Supplier’s knowledge will not conflict with any provisions of Applicable Law.
2.14.3 Necessary Rights. Supplier owns or will obtain the legal right to use all patents, rights to patents, trademarks, copyrights and licenses necessary for the performance by Supplier of the Work.
2.14.4 Qualification. Supplier (including where applicable, through its relationships with Subcontractors) possesses the know-how and has the ability to provide the required skills and capability to perform, and shall diligently perform and comply with its obligations under the Agreement (a) in accordance with the Agreement requirements; and (b) in compliance with Applicable Law and Applicable Codes and Standards.
2.14.5 Financial Condition. It is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under the Agreement and respond for Subcontractors’ actions and obligations.
ARTICLE 3
CONTRACT PRICE AND PAYMENT TERMS
3.1    Contract Price. The total price for all Equipment and Services shall be $93,330,048 USD (such amount, as it may from time to time be adjusted pursuant to the terms of this Agreement, the “Contract Price”). The Contract Price shall be subject to adjustment pursuant to Article 8 (Change Orders). Supplier shall not be entitled to any price adjustment not submitted in accordance with this Section 3.1.
3.2    The Contract Price is based on delivery DDP – Plant Site (Incoterms® 2020). The Contract Price includes the costs of normal standard export packing which shall be suitable for the mode of transport and which under normal transport conditions prevent damage or deterioration of the Equipment before it reaches the point of destination. Notwithstanding the Parties’ adoption of DDP – Plant Site (Incoterms® 2020), the Parties expressly agree that the only Customs Duties included in the Contract Price are import duties and port service fees which account for [***]. If any Customs Duties (including increases in existing Customs Duties as of the Effective Date) are put into effect, or are applied to the Equipment or Services, after the Effective Date that, cumulatively with all Customs Duties included the Contract Price pursuant to the preceding sentence, are in excess of [***], then Buyer shall pay (or reimburse Supplier) for such excess Customs Duties (including any increases thereof) within ten (10) Days after receiving the applicable invoice from the Supplier, which shall be accompanied by reasonable supporting documentation evidencing the excess Customs Duties incurred.
3.3    Taxes. Except for Customs Duties as provided in Section 3.2, the Contract Price includes all other Taxes, including applicable Texas state and local sales and uses taxes, Supplier’s corporate income taxes on profit and withholding taxes, and related social security contributions on the Supplier’s employees. Supplier shall be responsible for the payment of all such Taxes and such applicable Texas state and local sales and use taxes.

3.4    Milestone Payment Schedule. Buyer shall pay Supplier the Contract Price at the times and in the amounts set forth in the Milestone Payment Schedule in accordance with the provisions of this Article 3. Each Milestone Payment shall become due only upon satisfactory completion of the corresponding milestone according to the Milestone Payment Schedule and it is confirmed in writing by the Buyer or by documentation presented by Supplier.
3.5    Invoices. Upon achieving each Payment Milestone, Supplier shall furnish Buyer, with a copy to Owner (at the addresses set forth in Section 17.1), with an invoice (i) referencing such Payment Milestone; (ii) indicating the payment amount associated with such Payment Milestone as set forth on the Milestone Payment Schedule, (iii) setting forth the amount and description of any state or local sales or use Taxes arising out of Supplier’s performance hereunder, if any, and (iv) including all supporting documentation required under this Agreement to evidence completion of the applicable Milestone Payment, including any required delivery receipts, tests reports, certificates of completion or other evidence reasonably requested by Buyer.
3.5.1. Invoice Disputes. Invoices that do not comply with the foregoing requirements may be rejected by Buyer in its reasonable discretion. Buyer shall notify Supplier within five (5) Business Days of receipt of any invoice if it disputes in whole or in part, identifying the reasons for such dispute. The Parties shall work in good faith to resolve any such dispute. Buyer shall remain obligated to pay any undisputed portion of such invoice in accordance with the terms of this Agreement.
3.5.2 Lien and Claim Waivers. Each invoice received by Buyer prior to Provisional Acceptance shall be accompanied by (i) a fully executed Supplier's Conditional Lien and Claim Waiver in the form of Exhibit 17 or Subcontractor’s Final Lien and Claim Waiver in the form of Exhibit 18, as applicable, for all Work performed through the date for which payment is requested and (ii) if requested by Buyer upon Provisional Acceptance, a fully executed Supplier’s Final Lien and Claim Waiver in the form of Exhibit 19, for all Work performed. The foregoing waivers and releases shall not be required from Subcontractors until they have performed Work, and Subcontractors shall be required to submit additional such waivers and releases only if they have performed Work not covered by a previous waiver and release. Submission of all required waivers and releases is a condition precedent to payment of any invoice. The foregoing waivers and releases shall not be required from Subcontractors until they have performed Work, and Subcontractors shall be required to submit additional such waivers and releases only if they have performed Work not covered by a previous waiver and release. Submission of all required waivers and releases is a condition precedent to payment of any invoice.
3.6    Payment. Except for the Down Payment, which Buyer shall pay to Supplier before delivering the Notice to Proceed, Buyer shall make all other payments to Supplier in the amount of each invoice conforming with Section 3.5 within thirty (30) Days after receipt of such invoice. All payments to Supplier shall be made by wire transfer of immediately available funds to the account of Supplier at:
For all Payments in USD:
Wärtsilä North America, Inc.
Nordea Bank Abp, New York Branch

1211Avenue of the Americas New York, NY 10036 SWIFT: [***] ABA: [***] Acct: [***]
or such other depository as Supplier shall designate by written notice to Buyer. Except as provided in this Agreement, all sums invoiced by the Supplier, if undisputed, shall be paid in full by Buyer to Supplier without any set off, counterclaim or deduction in accordance with this Agreement (including its dispute resolution provisions), and are not subject to any settlement discounts or other special terms of payment. Banking charges shall be borne by the Buyer. Payments of undisputed amounts made beyond the due date shall accrue interest at the Delayed Payment Rate.
3.7 Hedge Costs. Buyer acknowledges and agrees that Supplier will hedge its USD to EUR exchange rate exposure through a hedging arrangement made on or after the Effective Date in the USD-EUR currency forward/swap market, and that early termination of this Agreement resulting from an Event of Buyer Default may result in Hedge Costs and Losses for which Buyer shall be liable and for which Buyer shall reimburse to Supplier, including such Hedge Costs and Losses associated with or arising from the period prior to the Starting Date, provided that Buyer shall be liable to Supplier solely for out-of-pocket and documented Hedge Costs and Losses.
ARTICLE 4
SCHEDULE; DELAY DAMAGES
4.1    Delivery Schedule. Supplier shall deliver the Equipment in accordance with Exhibit 4 and this Article 4.
4.2    Delivery Guarantee Date. Subject to the terms and conditions of this Agreement, Supplier guarantees that Delivery of the Equipment shall occur by the date set forth in Exhibit 4 hereto so long as Buyer has paid Supplier all amounts then due under this Agreement (the “Equipment Delivery Guaranteed Date”).
4.3    Delay Liquidated Damages. The Parties agree that delivering the Equipment and providing the Services in accordance with the Delivery Schedule is of utmost importance under this Agreement. Supplier shall be liable to Buyer for Delay Liquidated Damages to the extent provided in Exhibit 4 for failure to comply with the commitments set forth in Exhibit 4. Subject to Section 19.1, payment of the Delay Liquidated Damages specified in Exhibit 4 is Supplier’s exclusive obligation and Buyer’s exclusive remedy with regard to Supplier’s failure to meet its delivery commitments in Exhibit 4 whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise. The aggregate total of Delay Liquidated Damages shall not exceed the limitation amount set forth in Exhibit 4. Delay Liquidated Damages payable by Supplier shall be included as an offset to amounts payable by Buyer in Supplier’s final invoice in accordance with Section 3.5 or, to the extent they exceed amounts payable by Buyer, shall be paid by Supplier to Buyer within fifteen (15) Days after completion of the last Performance Test.

ARTICLE 5
TESTS
5.1    Product Conformity Tests. Buyer and its representatives, as well as Owner and its representatives, which may include an internationally recognized inspection service selected by Buyer (“Buyer’s Inspector”), shall have the right to witness the production conformity tests to be conducted by Supplier prior to shipment of the Equipment. The location, date and time of the inspection and tests shall be communicated to Buyer reasonably in advance, but in no event less than thirty (30) Days, to allow Buyer and/or its representatives, and/or Owner and/or its representatives, to attend such production conformity tests. Testing shall be performed at the factory of Supplier during normal working hours. Supplier shall bear the expenses of such production conformity tests (including any retesting required due to remedy a non-conformity), but Buyer and/or Owner shall bear the costs (including travel and lodging) of their representatives attending such tests. Buyer’s and/or Owner’s personnel or representatives shall adhere to the safety and security rules in effect at the location where the tests are being conducted. Supplier shall provide to Buyer , in advance of each testing, a copy of the proposed test protocol and procedures, and shall furnish to Buyer a detailed test report and results within fifteen (15) Business Days after completion of the respective testing, regardless of Buyer’s or Owner’s attendance.
If the Equipment fails to meet the applicable Minimum Performance Standards, Supplier shall, at its sole cost, promptly correct such non-conformity and re-perform the necessary tests, subject to Buyer’s and Owner’s rights to witness such re-testing.
Buyer’s and/or Owner’s attendance at or absence from the product conformity tests shall not relieve Supplier of its obligation to deliver conforming Equipment.
5.2    Delivery Inspection. Upon Delivery, Buyer and its representatives shall, at Buyer’s cost, inspect the Equipment to verify conformity with the requirements of this Agreement. Buyer shall, within five (5) Business Days after Delivery, give notice to Supplier of any visible or apparent non-conformity, damage or defect in the Equipment observed during such inspection (“Delivery Defects”). If Buyer fails to give such notice, or if Buyer fails to conduct such inspection, the Equipment shall be considered free of Delivery Defects and accepted by Buyer; provided, however, that shall not affect Buyer’s rights with respect to defects, Serial Defects, warranty claims or performance related non-conformities. Buyer shall not unreasonably reject or refuse Delivery of the Equipment solely by reason of minor defects or superficial cosmetic defects which do not prevent the normal and safe operation of the Equipment while able to meet the Minimum Performance Standards, provided that Supplier agrees to remedy such defects after the Delivery of the Equipment at no additional cost.
5.3    Installation, Start-Up and Performance Tests.
5.3.1 Installation. Buyer shall install the Equipment not later than ninety (90) Days after last Delivery occurs. Supplier shall provide technical advice to Buyer during the Equipment’s installation. The scope and the amount of Supplier’s installation advisory hours allocated for the Equipment’s installation is specifically listed in Annex A. Buyer shall be solely responsible for the proper and timely installation of the Equipment in accordance with this Agreement, Prudent Electric Practices and manufacturer’s manuals and recommendations. Once Buyer installs the Equipment, Buyer shall issue an installation certificate (“Installation Certificate”) to the Supplier in the form and substance set forth in Exhibit 9 (Form of Installation Certificate). The Installation Certificate indicates that: (i) the Equipment is in conformity with the Technical Specifications, subject to the relevant Performance Tests; (ii) the Equipment has been installed according to the instructions and guidelines referred to in this Agreement; and (iii) the Equipment can be started safely. The Installation Certificate shall become valid upon counter-signature by the Supplier confirming the readiness of the Equipment for the Start-Up. The Supplier has the right to reasonably require corrections to the installation of the Equipment as a condition for counter-signing the Installation Certificate submitted by the Buyer. The Buyer must make the required corrections at its own cost and using its own personnel, whereafter the Supplier shall counter-sign the Installation Certificate. In any case, the Buyer shall be solely responsible for the proper and timely installation of the Equipment in accordance with this Section. Should Buyer fail to install the Equipment pursuant to this Section, for reasons other than Supplier’s breach of its obligations hereunder or an Event of Force Majeure, the obligation to conduct the Performance Tests shall be deemed waived, Supplier shall have no liability for Performance Liquidated Damages, and Buyer shall pay Supplier the remaining milestones under the Milestone Payment Schedule.
5.3.2 Start-Up. Promptly following installation, as per Section 5.3.1, and execution of the Installation Certificate by the Parties, Supplier shall perform the Equipment’s commissioning and start-up, utilizing Buyer’s personnel under Supplier’s supervision, to confirm conformance of the Equipment to the Technical Specifications (the “Start-Up”). The Start-Up shall be performed in accordance with Prudent Electric Practices and Supplier’s commissioning guidelines with all Engines synchronized to the grid and running on full load for no less than fifteen (15) hours or such longer period as reasonably necessary to perform the Start-Up activities. Supplier reserves the right to pause the Start-Up procedure in order to make the necessary adjustments to the Equipment, provided that any such delays or adjustments are communicated to Buyer without undue delay. Under no circumstance shall Buyer be authorized to carry out the Start-Up without Supplier’s supervision. Upon the completion of Start-Up of all Engines, Supplier shall issue a certificate to Buyer, in the form and substance set forth in Exhibit 10 (Form of Start-Up Certificate), indicating that Start-Up is complete (the “Start-Up Certificate”). The Start-Up Certificate shall become valid upon issuance by Supplier, provided that it is subsequently reviewed and countersigned by Buyer, which shall not be unreasonably withheld, delayed or conditioned.
5.4    Additional Services. Supplier’s amount of man-days allocated to the Start-Up process is specifically set forth in Annex A. Should additional services or man-days be reasonably necessary for the Equipment’s Start-Up due to reasons other than Supplier’s breach of its obligations hereunder, Buyer may request, and, subject to Article 8, the Parties may mutually agree upon additional services to be provided by Supplier to Buyer. Notwithstanding the foregoing, Buyer shall not be responsible for paying for additional services or man-days resulting from (i) Supplier’s breach of its obligations under this Agreement, or (ii) errors, omissions, or deficiencies in the Equipment, documentation or commissioning instructions given by Supplier.

Supplier shall maintain and provide to Buyer, upon request, detailed time records for all personnel involved in any additional services.
5.4.1 Performance Tests. Promptly following issuance of the Start-Up Certificate, the Performance Tests shall be conducted in order to demonstrate the compliance of the Equipment with the Performance Guarantees. The Performance Tests shall be conducted by Supplier utilizing Buyer’s personnel in accordance with the Final Test Procedure. Buyer’s personnel shall act under the supervision of Supplier’s technical personnel. Upon completion of the Performance Tests, the Performance Test Completion Certificate confirming Buyer’s acceptance of the Equipment, in the form and substance set forth in Exhibit 11 (Form of Performance Test Completion Certificate) shall be signed by both Parties (the “Performance Test Completion Certificate”). The effective date of the Performance Tests’ completion shall be deemed the day that Supplier successfully completes the Performance Guarantees or meets the Minimum Performance Standards, and the Performance Test Completion Certificate shall then be signed by both Parties. If (a) the Plant achieves the Commercial Operation Date and start market operations in the Electric Reliability Council of Texas before completion of the Performance Tests, or (b) the conduct of the Performance Tests is delayed more than ninety (90) Days after the execution of the Start-Up Certificate for reasons other than the breach of Supplier’s obligations under this Agreement or an Event of Force Majeure, the obligation to conduct the Performance Tests shall be deemed waived, Supplier shall have no liability for Performance Liquidated Damages, and Buyer shall pay Supplier the remaining milestones under the Milestone Payment Schedule.
5.4.2 Punchlist. Promptly, but in no event later than five (5) Days following completion of Performance Tests, the Parties shall review the Supplier’s Work under this Agreement and compile a list of outstanding or incomplete items that must be completed by Supplier in order to meet the requirements under this Agreement (the “Punchlist”). Supplier shall use all reasonable efforts to complete the Punchlist items no later than ninety (90) Days after the Parties agree on the Punchlist. Should Supplier fail to complete the Punchlist within said ninety (90) Day period or a longer period not to exceed one hundred eighty (180) Days for non-critical items that do not impact the operation of the Plant, then Buyer shall have the right to complete any remaining Punchlist items and Supplier shall reimburse Buyer for the direct costs and expenses of completion of such Punchlist work, including supervision, materials, labor and administrative expenses. Completion of the Punchlist shall not relieve Supplier of its obligations under the warranties or Performance Guarantees set forth in this Agreement.
5.4.3 Repeat of Performance Tests. Supplier has the right to test the Equipment, including the right to re-conduct any Performance Test until the Equipment meets the Performance Guarantees or the Minimum Performance Standards, all in accordance with the Final Test Procedure, provided that: (i) the re-tests are conducted within fourteen (14) Days of the prior test, (ii) the re-tests are scheduled in coordination with Buyer, and (iii) all costs for technical advisory Services provided by Supplier and costs for items within Supplier’s Work scope associated with any re-tests shall be borne solely by the Supplier. If Supplier re-performs the Performance Tests and these Performance Tests demonstrate that the Equipment complies with the Performance Guarantees, the Performance Liquidated Damages previously paid by Supplier shall be refunded by Buyer within ten (10) Days of receipt of the successful Performance Test results. Should the Equipment meet the

Minimum Performance Standards but not the full Performance Guarantees, Supplier may at any time opt to stop conducting any Performance Test and pay the applicable Performance Liquidated Damages to Buyer.
5.4.4 Provisional Acceptance. Provisional acceptance of the Equipment (“Provisional Acceptance”) shall only occur when all of the following conditions have been met:
(a) Supplier and Buyer have signed the Performance Test Completion Certificate;
(b) Buyer has received all drawings (except the as-built drawings), test results and back-up data (in sufficient detail to permit Buyer to verify completion of the Performance Tests); and
(c) Parties have agreed on a Punchlist.
Provisional Acceptance shall be deemed to occur when the above conditions are met, and upon completion, the Parties shall execute a Provisional Acceptance certificate signed by both Parties, in the form attached hereto as Exhibit 15 Provisional Acceptance Certificate.
Provisional Acceptance shall not constitute a waiver of any of Buyer’s rights with respect to incomplete Punchlist items, warranty claims, Serial Defects or failure to meet Minimum Performance Standards under this Agreement.
5.4.5 Final Acceptance. Acceptance of the Equipment (“Final Acceptance”) shall only occur when all of the following conditions have been met:
(a) Provisional Acceptance has occurred;
(b) Final test results have been provided to Buyer; and
(c) Supplier has completed the Punchlist to Buyer’s reasonable satisfaction.
The Final Acceptance Date shall be deemed to occur when the above conditions are met, and upon completion, the Parties shall execute a Final Acceptance certificate signed by Supplier and Buyer, in the form attached hereto as Exhibit 16 Final Acceptance Certificate.
Final Acceptance shall not constitute a waiver of Buyer’s rights with respect to warranty claims, Latent Defects or Serial Defects arising after the Final Acceptance Date.
ARTICLE 6
BUYER RESPONSIBILITIES
6.1    Buyer Responsibilities. In order to enable Supplier to perform its obligations under this Agreement, Buyer shall be responsible for the following activities, each to be at Buyer’s expense:

6.1.1 Pay the Contract Price in accordance with Milestone Payment Schedule and Article 3;
6.1.2 Be responsible for the Equipment’s storage (if necessary) following Delivery, in accordance with the Supplier’s written storage guidelines communicated to Buyer, unless such storage is due to a delay caused by Supplier;
6.1.3 Install the Equipment at the Plant Site in accordance with Section 5.3.1. Buyer shall be responsible for offloading the Equipment once it is delivered at the Plant Site, delivery and offloading to occur in accordance with the Delivery terms set forth in Section 2.3;
6.1.4 Provide reasonable, safe, and timely access to the Plant to Supplier’s personnel for performance of its Work hereunder, including the Services, and Delivery. The Buyer shall provide safe working conditions, security and general good order at the Plant Site. Without limiting the generality of the foregoing, the Buyer shall be responsible for the matters designated as Buyer’s responsibility in Exhibit 1 (EHSS Exhibit). The Buyer shall at all times ensure that the Plant Site and operations at the Plant Site meet the requirements of applicable Governmental Approvals. Buyer shall also provide Supplier an adequate and safe storage area for Supplier’s tools and parts necessary to conduct the Services hereunder;
6.1.5 Provide competent and experienced personnel to assist Supplier in conducting the Equipment’s commissioning, Start-Up, and Performance Tests, including personnel who are qualified to operate and maintain the Equipment during Start-Up and conduct of the Performance Tests;
6.1.6 Obtain on a timely basis all Governmental Approvals necessary for the construction, commissioning, Start-up, testing and operation of the Plant;
6.1.7 Enter into all necessary contracts and agreements or as otherwise required for the dispatch of electric power produced during Start-Up and Performance Tests;
6.1.8 NOT USED;
6.1.9 Provide fuels, lubricants, chemicals, water, and other consumables necessary for Start-Up and Performance Tests, in accordance with Annex B and Exhibit 5, including urea or ammonia, that are free of constituents that may adversely affect the Equipment’s performance; and
6.1.10 Timely perform its obligations and rights under this Agreement, and not interfere with the Supplier’s Work.
6.2    Cybersecurity Protection. The Buyer shall be solely responsible for any system integrations to any equipment not forming part of the Equipment and/or system security engineering not provided by Supplier. It is the Buyer’s sole responsibility to protect the Equipment and its logic-bearing system components (e.g. hardware, firmware, and Software hereinafter referred to as the “Critical Components”) from any threat, act, attack or other incident which would negatively affect the reliable workings of the Equipment, whether originated outside or inside of the physical site housing of the Equipment, including against hardware and Software vulnerabilities. In recognition of the foregoing, the Buyer agrees and covenants that it shall use the degree of care appropriate to prevent unauthorized access, use, or hacking of the Critical Components provided in connection with the Equipment and shall do so in a manner that is no less rigorous than any recommendations provided by the Supplier and accepted industry practices.
Notwithstanding the above, Supplier shall remain responsible for: (i) taking commercially reasonable steps to ensure that all Critical Components provided under this Agreement are free from known malware vulnerabilities at the time of Delivery and through Provisional Acceptance, and (ii) providing timely updates or patches to address any vulnerabilities in such Critical Components discovered prior to Provisional Acceptance.
The Parties agree to cooperate in good faith in the event of a cybersecurity incident affecting the Equipment and to implement mutually agreed remedial actions to mitigate such threats.
6.3    Buyer’s Representative. Within ten (10) Days after the Effective Date, Buyer shall notify Supplier of the individual designated by Buyer to oversee Buyer’s performance under this Agreement and who shall act as the primary point of contact for Buyer with respect to this Agreement. The Buyer’s representative shall have the authority to make day-to-day decisions and issue instructions on behalf of Buyer in connection with the execution of the Agreement, provided that such authority shall not extend to amendments, Change Orders or waivers of this Agreement, which shall be reviewed and agreed by legal representatives of each Party.
Buyer may replace its representative upon prior notice to Supplier.
Supplier shall cooperate in good faith with the Buyer’s representative in the performance of the Supplier’s obligations hereunder.
6.4    Prudent Electric Practices. Buyer shall perform all its obligations in good faith and in accordance with Prudent Electric Practices.
ARTICLE 7
PERFORMANCE GUARANTEES
7.1    Performance Guarantees. Supplier hereby guarantees that the Equipment will comply with each of the Performance Guarantees while operating on the Project Fuel as evidenced during the Performance Tests in accordance with the provisions of Exhibit 5. It is the Parties’ clear understanding that the Performance Guarantees are based on the Project Fuel and the design and ambient conditions, if any, set forth in Exhibit 5. The Performance Guarantees may be assigned by Buyer in favor of Owner, upon prior notice to Supplier; provided, however, that in such case, Owner agrees to assume all related obligations hereunder.

7.2    Performance Liquidated Damages. If the Equipment fails to meet the Performance Guarantees as demonstrated during the Performance Tests, as a result of Supplier’s breach of its obligations hereunder, Supplier shall pay to Buyer the applicable Performance Liquidated Damages in accordance with the provisions of Exhibit 5. Payment of the Performance Liquidated Damages specified in Exhibit 5 is Supplier’s exclusive obligation and Buyer’s exclusive remedy with regard to the Equipment’s failure to meet the Performance Guarantees as set forth in Exhibit 5, provided that: (i) such failure does not constitute a failure to meet the Minimum Performance Standards, and (ii) the failure does not result from Supplier’s willful misconduct or fraud, in which case, Buyer shall be entitled to pursue its other remedies under this Agreement or at law. The aggregate total of the Performance Liquidated Damages shall not exceed the limitation amount set forth in Exhibit 5. The Performance Liquidated Damages payable by Supplier shall be included as an offset to amounts payable by Buyer in Supplier’s final invoice or, to the extent they exceed amounts payable by Buyer, shall be paid by Supplier to Buyer within fifteen (15) Days after completion of the last Performance Test.
ARTICLE 8
CHANGE ORDERS
8.1    Change Orders. Any additions, deletions, modifications, suspensions or other revisions of the Services or Equipment (each a “Change”) requested or caused by Buyer that are not caused by Supplier’s breach of this Agreement or for which Supplier is allowed relief as set forth in this Section 8.1 shall be subject to the execution of a written change order (a “Change Order”) mutually agreed by the Parties.
If Supplier believes it is entitled to a Change Order due to: (i) a Buyer-initiated Change, (ii) delays, interferences with Supplier’s performance, or other reasons caused by Buyer, (iii) occurrence of Change of Law, or (iv) the occurrence of an Event of Force Majeure (to the extent such Event of Force Majeure impacts Supplier’s performance), then Supplier shall notify Buyer within ten (10) Business Days of becoming aware of the event giving rise to a Change request and provide Buyer with information and other documentation substantiating any basis for the requested Change, proposed adjustments to the Contract Price, the Delivery Schedule or other performance guarantees as soon as reasonably practicable.
Supplier shall not be obligated to proceed with any Changes or extra work until a Change Order has been executed in writing, which shall define the scope of the Change and any mutually agreed adjustments to the Contract Price, Delivery Schedule, Performance Guarantees or other terms. Unless otherwise stated in the Change Order, any increase in the Contract Price shall be applied to the subsequent Milestone Payment.
8.2    Under an approved Change Order, Supplier shall be entitled to recover only all reasonable, additional and reasonably documented costs and expenses directly incurred as a result of such Change, including (where applicable):
(a)    the additional costs required to mitigate the effects of a delay in Supplier’s performance;

(b)    the cost to perform additional Services or procure additional equipment or materials;
(c)    any increased or new Taxes (including Customs Duties, subject to Section 3.2) incurred (or to be incurred) by Supplier;
(d)    the costs incurred by Supplier in the removal of any Equipment from the Plant Site and in the repatriation of Supplier’s and its Subcontractor’s personnel;
(e)    any amounts to be paid by Supplier to its Subcontractors in connection with the modification or termination of any Subcontract, including any cancellation charges expressly provided for in such Subcontracts; and
(f)    the standby, demobilization and remobilization costs of Supplier’s and Subcontractor’s personnel.
8.3    Mark-Up. In addition to its costs, Supplier shall be entitled to a capped mark-up of [***] for administration and overhead on all direct costs under Section 8.2.
8.4    Change Order Due to Delay in Starting Date. In the event that the Starting Date does not occur by January 7, 2026, with respect to any period commencing on such date until the Starting Date (the “Interim Period”), Supplier shall have the right to (i) a Change Order for an adjustment to the Delivery Schedule dates to the new Delivery Schedule dates provided by Supplier and agreed by the Parties; and (ii) a Change Order for an adjustment to increase the Contract Price to the new price agreed by the Parties. For the avoidance of doubt, this Section 8.4 shall not apply if the Starting Date occurs on or before January 7, 2026.
ARTICLE 9
DOCUMENTATION; INTELLECTUAL PROPERTY; EQUIPMENT TECHNICAL DATA; CONFIDENTIALITY; SOFTWARE
9.1    Document Deliverables. As part of Supplier’s obligations under this Agreement, Supplier shall deliver to Buyer the following:
9.1.1 Ninety (90) Days after the Effective Date, Supplier shall deliver to Buyer Supplier’s quality assurance and quality control guidelines for the Equipment; and
9.1.2 Ninety (90) Days prior to the anticipated date of the Performance Tests, Supplier shall deliver to Buyer three (3) sets of the Equipment’s operation & maintenance manuals.
Supplier shall deliver three (3) hard copies of all such drawings, and operation and maintenance manuals in English, along with electronic copies.

Supplier shall update and reissue any Documentation by electronic copy that is modified or superseded during the course of the Project until the as-built Documentation is submitted in hard copy.
9.2    Intellectual Property Rights. Subject to the other provisions of this Section, Supplier shall deliver to Buyer all drawings, technical data, manuals, test results, inspection results and descriptions of the Equipment, which are identified in Section 9.1, Annex A or described in Annex B (the “Documentation”). Title to the Documentation including any other drawings or proprietary information and any and all rights associated with the Work or Confidential Information provided to Buyer shall remain with Supplier or its Subcontractors, as applicable. With respect to the Documentation, Supplier grants to Buyer (and its successors to ownership of the Equipment) a non-exclusive, royalty free, and sublicensable license which permits Buyer to use reproduce, transmit and distribute such Documentation, Confidential Information, Equipment, the spare parts if included, and any documents and data provided in connection therewith (excluding the Software), for purposes related to (i) for the construction, and operation and maintenance of the Equipment (including its inspection, modification, decommissioning and/or repowering of the Project with the Equipment), (ii) satisfying any legal, regulatory, permitting or financing obligations in connection with the Project, and (iii) dispute resolution or enforcement of rights under this Agreement, but not for use for any other projects or purpose and expressly excluding manufacturing of engine components and auxiliary equipment and the construction of other power generation facilities. The license is valid for the lifetime of the Equipment. The license is non-transferable, except that the Buyer shall have the right to transfer the license to the Owner and/or a new owner if the ownership of the Equipment is changed, subject to the same terms and conditions and limitations of liability as set forth in the Agreement. Buyer shall have the right to provide such Documentation to its contractors, Affiliates, financing parties, regulatory authorities, and to the Owner, provided such third parties are subject to obligations of confidentiality no less stringent than those applicable under this Agreement. In the event Buyer uses such Documentation on other projects or for other purposes (with or without Supplier’s consent), Buyer shall assume sole responsibility for such use and shall indemnify, defend and hold Supplier harmless from all claims, damages, losses and expenses (including reasonable attorneys’ fees) resulting from or arising out of such use. Any illustrations, catalogues, drawings and dimensions which are either provided by Supplier or are otherwise acquired by Buyer and which relate to the Equipment or Services are for information purposes only and are not to be relied upon by Buyer as containing any representations, warranties or indemnities, unless expressly incorporated by Supplier as part of the Documentation and Supplier makes representation, warranties, or indemnities relating to them.
9.3    Proprietary Documentation; Confidential Information. Performance of this Agreement by Supplier may involve the use or furnishing of Documentation which Supplier considers to be proprietary. At the time of furnishing any such proprietary Documentation, Supplier will expressly designate by label, stamp, or other written communication that such Documentation is proprietary. Buyer agrees (a) to treat such Documentation as confidential and to use all care not to divulge such information to any third party other than in furtherance of its business associated with the Project and pursuant to a confidentiality agreement entered into by such party substantially similar to the provisions hereof, (b) to restrict the use of such information to matters relating to Supplier’s performance of this Agreement or in furtherance of Buyer’s business associated with the Project, and (c) to restrict access to such information to employees of Buyer and its agents, Affiliates, lenders, insurers, advisors, the Owner or other authorized representatives whose access is necessary in the implementation of this Agreement or in furtherance of Buyer’s business associated with the Project and who agree to be bound by the terms of this Section 9.3. Any such proprietary Documentation not reasonably required by Buyer in connection with its construction, operation or maintenance of the Project shall not be reproduced without Supplier’s prior written consent, and all copies of such proprietary Documentation will be returned to Supplier upon request.
The restrictions set forth in this Section shall not apply to any Documentation which (i) is contained in a printed publication which was released to the public by Supplier prior to the date of this Agreement, (ii) is, or becomes, publicly known otherwise than through a wrongful act of Buyer, its employees, or agents, (iii) is in the possession of Buyer, its employees, or agents prior to receipt from Supplier, provided that the Person or Persons providing the same have not had access to the information from Supplier, (iv) is approved in writing by Supplier for disclosure by Buyer , its agents or employees to a third party or (v) Buyer becomes obligated to disclose under Applicable Law or court or other judicial ruling; provided that Buyer shall notify Supplier promptly of any such required disclosure and afford reasonable cooperation to Supplier in seeking to contest the ruling or in obtaining protective treatment for the disclosed Documentation. Confidential Information shall not, without the prior written approval of the concerned Party, be used, published, or disclosed by the recipient Party to third parties or subcontractors, except to Buyer’s employees, agents, Affiliates, lenders, insurers, advisors, the Owner or other authorized representatives and to the extent (i) necessary for the performance of the obligations of the recipient Party under this Agreement; or (ii) in connection with the operation, maintenance and repair of the Equipment; or (iii) as required by applicable laws, including the rules of any stock exchange or by any authorities. Notwithstanding what has been stipulated above, the Supplier is entitled to use information relating to the Agreement and the Work exclusively for the purpose of providing marketing references for third parties irrespective of whether or not such announcements or statements would fall under this Section.
The obligations under this Section shall survive for a period of five (5) years from the date of disclosure, except for trade secrets, which shall remain subject to confidentiality for so long such information retains its legal status as a trade secret.
9.4    Equipment Technical Data. Notwithstanding anything to the contrary, Supplier and its Affiliates may, during the term of this Agreement, collect operational data from sensors, instruments, monitors, data collectors, industrial control or SCADA devices embedded in or directly connected to the Equipment (the “Equipment Data”), for the limited purposes of (i) supporting and developing its products, solutions and services, and (ii) improving the performance and reliability of the Equipment.
All Equipment Data collected by Supplier shall be non-personal, anonymized where possible and used in compliance with applicable data protection and cybersecurity laws and Buyer’s policies provided to and agreed by Supplier. Equipment Data shall not include Buyer’s proprietary project information, operational strategies or financial data.

Buyer shall retain full ownership of all raw Equipment Data generated by the Equipment during operation and shall have the right to access, download and use such data for its own operational, regulatory and commercial purposes.
Equipment Data may be transferred within Supplier and its Affiliates and to third parties who act for or on its behalf for processing such Equipment Data, provided such parties are bound by confidentiality and data protection obligations no less stringent than those in this Agreement. Supplier and its Affiliates shall own any enrichment, report or derivative anonymized work developed or derived from Equipment Data, provided such derived data does not identify Buyer or the Project and is not used to reverse-engineer Buyer’s operations or performance. Notwithstanding the above, Supplier shall not sell or commercialize Buyer-specific Equipment Data or derivative insights without Buyer’s prior written consent.
The rights granted hereunder shall survive any termination or expiration of the Agreement for a period of five (5) years, solely for the purposes described herein.
9.5    Software License. The Supplier grants the Buyer a limited, royalty-free, non-exclusive, non-sublicensable, license to install and use the Software for operation and maintenance of the Equipment. The license is valid for the lifetime of the Equipment. The license is non-transferable, except that the Buyer shall have the right to transfer the license to the Owner and/or a new owner if the ownership of the Equipment is changed, subject to the same terms and conditions and limitations of liability as set forth in the Agreement. The Buyer shall not, and shall not permit any other person to: copy any part of the Software; prepare derivative works or improvements of any Software; make available the Software to any person; attempt to derive or gain access to any source code or application code of the Software bypass or breach any security device or protection used for or contained in the Software; change any trademarks, terms of the documentation, warranties or disclaimers; install or have installed, use, and execute more than one (1) copy of the Software on more than one (1) piece of logical or physical Equipment at a time; or use the Software in any other manner or for any purpose or application not expressly authorized in the Agreement.
9.6    Buyer’s Indemnity. The Buyer shall defend, indemnify and hold harmless the Supplier against all claims, losses and damages, liabilities, costs, fines and expenses, including reasonable legal fees, arising out of or resulting from any reuse, modification, reproduction or publication of the Supplier’s Confidential Information, Software, Documentation, intellectual property, documents, or data.
ARTICLE 10
WARRANTIES
10.1    Supplier’s Warranty. Supplier warrants that the Equipment and all parts and components supplied under this Agreement shall, for the duration of the Primary Warranty Period or, if applicable, the Extended Warranty Period, be free from defects in design, materials and workmanship, and shall conform in all material respects to the Technical Specifications. Thus, Supplier at its sole cost, shall promptly repair or, at its discretion, replace any part or component of the Equipment which appears defective during the Primary Warranty Period or, if applicable, Extended Warranty Period as a result of faulty design, materials, and/or workmanship; provided, when required by Supplier, that such part or parts replaced be returned to Supplier, at Supplier’s cost, to the place instructed by Supplier. Buyer shall immediately take appropriate steps to prevent any defect from becoming more serious, mitigate damages resulting therefrom, and to enable Supplier to rectify the aforesaid defect, but Buyer shall not be responsible for performing repairs or interventions unless agreed in advance. Any warranty claims or requests with respect to Supplier’s warranty must be made in writing as provided for in Article 17 without delay during the Primary Warranty Period or, if applicable, Extended Warranty Period. Replaced parts shall become Supplier’s property. Supplier shall bear all costs of repairing or replacing the defective parts originally supplied by Supplier (including labor and materials), as well as the shipping costs of the defective parts and of the repaired or replacement parts between the Plant Site and the place of repair or replacement as instructed by Supplier.
10.2    Warranty Period. The warranty set forth in Section 10.1 shall apply for a period ending [***] after the Provisional Acceptance Date or [***] after the arrival of the Generator Sets into the United States of America, whichever occurs first (the “Primary Warranty Period”). The warranty period with respect to parts which have been repaired or replaced during the Primary Warranty Period shall be [***] from the date of repair or replacement or until the expiration of the Primary Warranty Period, whichever occurs later (the “Extended Warranty Period”); provided, however, that in no event shall the Extended Warranty Period extend beyond [***] after the Primary Warranty Period began. The Extended Warranty Period applies only to parts or components of the Equipment which are repaired or replaced during the Primary Warranty Period and not to the remaining parts or components or other items of Equipment.
10.3    Exclusions from Warranty. Supplier’s warranty under this Article 10 does not cover any defect or failure to the extent caused by any of the following: (a) materials, components or designs provided by Buyer or on behalf of Buyer; (b) negligence of Buyer, its employees or agents or other third Parties; (c) use of spare parts other than those supplied by or on behalf of Supplier; (d) improper installation or alterations performed by Buyer; (e) parts, accessories or attachments which are not sold, supplied, supported or expressly approved in writing by Supplier; (f) normal wear and tear; (g) the use of unsuitable material or consumables or fuel not in accordance with the Project Fuel; (h) fluctuations in the grid beyond the tolerances (if any) defined in the Equipment’s Technical Specifications; or (i) maintenance, service or operation of the Equipment or any part thereof which, in each case, are not in conformity with Supplier’s or any Subcontractor’s manuals, instructions or technical specifications or which is otherwise not in accordance with Prudent Electric Practices.
10.4    Non-Defect Claims. Should Buyer make a warranty claim under the warranty provided by this Agreement, and if it is determined, after a joint inspection and good faith review by the Parties, that the alleged issue does not constitute a defect covered by such warranty, Buyer shall reimburse Supplier the actual and documented reasonable costs and expenses of Supplier for any work performed, including all costs for conducting the investigation of the alleged defect.

10.5    Serial Defects. The Supplier shall respond and warrant any Equipment components whose failure causes a load reduction in the Plant (the “Critical Engine Components”) against all Serial Defects during the Primary Warranty Period and/or the Extended Warranty Period, as it may correspond. A defect shall be a “Serial Defect” if [***] or more of the Critical Engine Component type in which the defect occurred, show a defect.
Supplier shall conduct an analysis to determine the cause of the Serial Defect, and if Supplier’s analysis determines that the Serial Defect will occur in other Critical Engine Components of the same type, Supplier shall develop and implement a remediation plan which addresses the cause of the Serial Defect, at its own cost remedy or avoid such cause in all Critical Engine Components that according to Supplier’s sole criteria and based on the analysis are defective. The Supplier shall, without any unnecessary interruption, initiate the analysis, which shall follow Prudent Electric Practices.
Where, according to the Supplier’s analysis, Supplier considers that a specific Critical Engine Component does not in fact suffer from a Serial Defect, the Supplier shall have the right to exclude such component from its remediation plan for such Serial Defect, without prejudice to the Buyer’s rights where any Serial Defect or other defect subsequently appears in such component.
10.6    Limited Warranty. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE ONLY WARRANTIES BY SUPPLIER APPLICABLE TO THE EQUIPMENT AND SERVICES AND ARE EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED AGAINST DEFECTS, LATENT OR OTHERWISE, BY USAGE OF TRADE OR COURSE OF DEALING. THIS DISCLAIMER SHALL NOT LIMIT OR AFFECT: (A) ANY EXPRESS WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT OR ITS EXHIBITS; OR (B) BUYER’S REMEDIES IN THE EVENT OF SUPPLIER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. SUPPLIER NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER WARRANTY OBLIGATION IN CONNECTION WITH THE EQUIPMENT OR SERVICES OR ANY PART THEREOF.
10.7    Transfer of Warranties. Parties agree that all the warranties, rights and obligations of Supplier provided under this Article 10 are hereby assigned by Buyer in favor of Owner, upon prior notice to Supplier; provided that such assignment of warranties shall also include the limitations, exclusions, and disclaimers of such warranties set forth herein.

ARTICLE 11
TITLE AND RISK OF LOSS
11.1    Transfer of Title. Title to each item of Equipment will pass to Buyer, free and clear of any and all liens, claims, security interests or other encumbrances upon the later to occur of Delivery of the Generator Sets in accordance with Section 2.5 and payment of the Milestone Payment corresponding to such Delivery in accordance with the Milestone Payment Schedule.
11.2    No Liens. To the extent payments have been made as required under this Agreement, title to the Equipment shall pass to Buyer as provided under Section 11.1 free and clear of any lien or other encumbrance of any Person claiming by, through or under Supplier or its Subcontractors, upon the Equipment or the Plant Site. If any such lien or encumbrance is imposed, Supplier shall respond to such lien or encumbrance in accordance with Section 15.3.
11.3    Risk of Loss. Supplier shall have full responsibility for the care, custody, control and risk of loss or damage for the Equipment, until Delivery of the Equipment in accordance with Section 2.5.
ARTICLE 12
TERMINATION
12.1    Events of Default by Supplier. Supplier shall be in default hereunder upon the occurrence of any one of the following events, which shall be events of default (each an “Event of Supplier Default”) if not cured within fourteen (14) Days following delivery to Supplier of a notice of such event from Buyer, or, if capable of being cured but not within such fourteen (14) day period, if Supplier has not commenced the cure within such period and does not thereafter diligently pursue such cure within a reasonable timeframe, provided that the event described in Sections 12.1.1 and 12.1.4 below shall be an Event of Supplier Default upon its occurrence:
12.1.1 Unauthorized Assignment. Supplier shall have assigned or transferred this Agreement or any right or interest herein, except as expressly permitted by this Agreement or agreed to by Buyer;
12.1.2 Material Default. Supplier shall have defaulted in its performance in any material respect under any material provision of this Agreement, including without limitation that the Equipment fails to meet the Minimum Performance Standards, as evidenced during the Performance Tests;
12.1.3 Failure of Performance Security. Supplier fails to maintain the security obligations as prescribed under Article 14 of this Agreement.
12.1.4 Bankruptcy. Any proceeding shall have been instituted against Supplier seeking to adjudicate Supplier as a bankrupt or insolvent, or Supplier shall have made a general assignment for the benefit of its creditors, or a receiver shall have been appointed on account of the insolvency of Supplier, or Supplier shall have filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and, in the case of any such proceeding instituted against Supplier (but not by Supplier), such proceeding shall not have been dismissed within one hundred twenty (120) Days of such filing.
12.1.5 Insurance. Supplier fails to obtain and maintain in full force and effect any of the insurance policies required under the Agreement.
12.1.6 Misrepresentation. Any representation or warranty made by Supplier under this Agreement is determined to be materially false.
12.2    Buyer’s Remedies Against Supplier. Without limitation to Buyer’s rights to Liquidated Damages under this Agreement, performance security, indemnities or any other remedy under this Agreement or at law, including direct damages, if an Event of Supplier Default shall have occurred and be continuing beyond the applicable cure period, Buyer shall have the right to terminate this Agreement by delivery of a notice of termination to Supplier. If Buyer elects to terminate this Agreement pursuant to this Section, Supplier shall not be entitled to retain or receive any amounts paid or payable hereunder except for an amount equal to Supplier’s documented and actual reasonable costs of any Equipment and Services of which Buyer has taken possession or received pursuant to the requirements of this Agreement, and Supplier shall be liable to Buyer for all documented and reasonable direct costs in excess of the unpaid balance of the Contract Price incurred by Buyer in obtaining, completing or arranging for substitute Equipment or Services (which shall be obtained by Buyer in accordance with terms and conditions substantially similar to the terms and conditions of this Agreement).
12.3    Events of Default by Buyer. Buyer shall be in default hereunder upon the occurrence of any one of the following events, which shall be events of default (each an “Event of Buyer Default”) if not cured within fourteen (14) Days following delivery to Buyer of a notice of such event or, if capable of being cured but not in such fourteen (14) Day period, if Buyer has not commenced the cure within such period and does not thereafter diligently pursue such cure within a reasonable timeframe, provided that the events described in Sections 12.3.1 and 12.3.5 below shall be an Event of Buyer Default upon its occurrence:
12.3.1 Unauthorized Assignment. Buyer shall have assigned or transferred this Agreement or any right or interest herein except as expressly permitted by this Agreement or as agreed to by Supplier in writing;
12.3.2 NOT USED.
12.3.3 Payment Default. Buyer shall have failed to pay any undisputed amount payable to Supplier when due in accordance with this Agreement;
12.3.4 Material Default. Buyer shall have defaulted in its performance in any material respect under any material provision of this Agreement; or

12.3.5 Bankruptcy. A proceeding shall have been instituted against Buyer seeking to adjudicate Buyer as a bankrupt or insolvent, or Buyer shall have made a general assignment for the benefit of its creditors, or a receiver shall have been appointed on account of the insolvency of Buyer, or Buyer shall have filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and in the case of any such proceeding instituted against Buyer (but not by Buyer) such proceeding shall not have been dismissed within one hundred twenty (120) days of such filing; or
12.3.6 Failure to Achieve Starting Date. Buyer has not given Notice to Proceed and made the Down Payment within the time required by Section 2.2.
12.4    Supplier Remedies. If an Event of Buyer Default shall have occurred and be continuing beyond the applicable cure period, Supplier shall have the right, in addition to any rights and remedies that may be available to Supplier at law or in equity, to terminate this Agreement by delivery of a notice of termination to Buyer. If Supplier elects to terminate this Agreement pursuant to this Section, Buyer shall pay to Supplier within thirty (30) Days after receipt of Supplier’s invoice therefor, (i) the documented costs and expenses actually incurred by Supplier directly resulting from items (a) through (e), and (ii) the markup amount specified in (f) below:
(a)     Equipment and Services already provided to Buyer (excluding items that have been previously paid for);
(b)     settling Supplier’s terminated orders and Subcontracts hereunder (to the extent such costs are not cancellable without penalty); and the protection of property in which Buyer has or may have an interest;
(c) Hedge Costs and Losses;
(d)     other work performed (but excluding any defective or non-conforming work) pursuant to this Agreement prior to the effective date of termination;
(e)     demobilization, equipment storage, transportation, and handling; and
(f)     An allowance for markup for administration and overhead at the rate of [***] applied solely on the amounts invoiced pursuant to Sections 12.4(a)-(e).
Without prejudice to its right to terminate this Agreement in accordance with Sections 12.3 and 12.4, Supplier may suspend performance of its work, including withholding shipment of any Equipment which has not been paid, upon written notice to Buyer; provided that suspension for payment default under Section 12.3.3 shall not occur less than five (5) Days after such Event of Buyer Default (without regard to the cure period stated in Section 12.3). In such case, the additional documented and reasonable costs and expenses incurred by Supplier due to such suspension shall be reimbursed by Buyer (or satisfactory security for such reimbursement obligation shall be furnished) prior to and as a condition for Supplier’s resumption of its work, and the Delivery Schedule shall be equitably adjusted to reflect the delay in performance caused by such suspension as per this Agreement’s Change Order provision.

Supplier shall take reasonable steps to mitigate its damages and its costs and expenses as set forth in Section 12.4(i) above, following any suspension or termination.
ARTICLE 13
FORCE MAJEURE
13.1    Failure to Perform Due to an Event of Force Majeure. Neither Party shall be liable for, or deemed in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement (except Buyer’s obligations to make payment for undisputed amounts already due) to the extent such failure or delay is due to one or more Events of Force Majeure or their effects or by any combination thereof, and the periods allowed for the performance by the Parties of such obligations shall be extended for so long as such events or effects continue. Supplier shall be entitled to an adjustment to the Contract Price through a Change Order to be mutually agreed by the Parties in accordance with Section 8.1, to the extent Supplier incurs additional costs and expenses derived from an Event of Force Majeure. Notwithstanding the foregoing, either Party may terminate this Agreement if Force Majeure delays a Party’s performance for a period greater than six (6) consecutive months. Any such termination shall be treated in the same manner as a termination for Event of Buyer Default in accordance with this Agreement for purposes of Supplier’s recoverable costs and expenses as provided in Section 12.4.
13.2    A Party affected by an Event of Force Majeure (the “Affected Party”) shall comply with the following:
13.2.1 the Affected Party shall give the other Party written notice no later than ten (10) Business Days after becoming aware of the Event of Force Majeure. Such notice shall describe the nature and cause of the event, the expected duration and probable impact on the performance of such Party’s obligations hereunder if known at the time. The Affected Party shall continue to furnish timely regular reports with respect thereto during the continuation of the Event of Force Majeure. If the Affected Party fails to provide such notice within the specified period set forth above and the Party receiving the notice was prejudiced by the delay in providing such notice, then the Party providing the notice shall forfeit its right to claim such Event of Force Majeure, unless such failure was due to the Event of Force Majeure itself;
13.2.2 the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required due to the event of Force Majeure;
13.2.3 the Affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party, promptly taking appropriate and sufficient corrective action, and to resume performance as soon as practicable;
13.2.4 the Affected Party shall use all reasonable efforts to continue to perform its obligations hereunder not affected by the Event of Force Majeure; and

13.2.5 Upon cessation of the Event of Force Majeure, the Affected Party shall notify the other Party no later than ten (10) Business Days after it becomes aware that the Event of Force Majeure has ended.
ARTICLE 14
INSURANCE AND PERFORMANCE SECURITY
14.1    Insurance to be Provided by the Parties. Supplier and Buyer shall each obtain and maintain the insurance as specified in Exhibit 6.
14.2    Parent Company Guaranty. Within ten (10) days following the Starting Date, Supplier shall furnish to Buyer a Parent Company Guaranty (the “Original Parent Company Guaranty”) in an amount equal to [***] of the Contract Price, using the form set forth in Exhibit 13.
14.3    Duration of Parent Company Guaranty; Parent Company Guaranty for Warranty Period. The Original Parent Company Guaranty shall remain in effect until the date set forth in Exhibit 13; and at the beginning of the Warranty Period, Supplier will provide to Buyer a replacement company guaranty substantially in the form set out in Exhibit 14, for an amount equal to [***] of the Contract Price (the “Parent Company Guaranty for Warranty Period”). The Parent Company Guaranty for Warranty Period shall remain in effect until the expiry of the Warranty Period as set forth in Exhibit 14.
ARTICLE 15
INDEMNIFICATION
15.1    General Indemnity. Each Party (the “Indemnifying Party”), on behalf of itself, its successors and assigns, agrees to the extent of its responsibility to defend, indemnify and hold harmless the other Party, its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, an “Indemnified Party”), against any and all liability to or claims, demands, suits, losses, damages, penalties, judgments and expenses of third parties (together with all reasonable legal and investigative costs relating thereto) for physical injury to or death of any person(s) and for loss of or damage to any tangible property occurring in connection with the performance of obligations or the exercise of rights hereunder, to the extent such injury or death or loss of or damage to property results from the negligent acts and omissions or willful misconduct of the Indemnifying Party, its agents, employees or contractors. This indemnity shall survive the termination or expiration of this Agreement. Nothing herein shall be construed to limit a Party’s liability for its own gross negligence or willful misconduct.
15.2    Intellectual Property Indemnity. Supplier agrees to indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all claims, demands, suits, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), whatsoever arising from or in any manner related to an infringement of patents, copyright, trademark, trade secret or the improper use of other proprietary rights which may occur in connection with Supplier’s or any

Subcontractor’s performance of the Work pursuant to this Agreement, unless such infringement or improper use is at the direction of Buyer or based on use not contemplated under the Agreement and provided that (i) the Buyer promptly notifies the Supplier in writing of any such claims; (ii) the Buyer provides full disclosure and necessary assistance in respect of such claims made against the Buyer; (iii) the Buyer does not take any position adverse to the Supplier with respect to such claims and gives the Supplier sole authority, at the expense of the Supplier, to settle and defend such claims. The Supplier’s only obligation will be in its discretion, to either procure the right for the Buyer to continue use of the Work, or to modify or replace the Work in whole or in part avoiding any such infringements. Supplier shall have sole authority for the control of the defense of any and all such claims and any suits brought thereon, and Buyer shall render such assistance as Supplier may reasonably require in connection therewith; provided that in any suit brought on any such claim, Buyer shall have the right to be represented by counsel of its own choice and at its own expense and participate in the defense, provided that Buyer’s participation in the defense does not interfere with Supplier’s sole authority for the control of the defense. Should any such claim materially impair completion of the Project or continued operations of the Plant by Buyer then Supplier shall, at its own expense: (i) timely procure for Buyer the right to continue the Project work using the affected Equipment or Services so as not to materially impair the schedule for completion of the Project and/or the right to continue operation of the Plant, or (ii) replace or modify the Equipment or Services to eliminate the infringement, provided that such replacement or modification do not materially differ in functionality and performance. The above sets forth the Buyer’s sole and exclusive remedy and the Supplier’s only liability with respect to any actual, threatened or alleged claims for infringement or violation of third party’s intellectual property rights. Notwithstanding anything to the contrary contained herein, the Supplier shall not have any liability to the Buyer to the extent that any alleged or actual infringement or claim thereof is based upon; (i) use or operation of the Work in combination or with equipment or technology (including any software, hardware, firmware, system or network) not supplied by the Supplier where the Work would not itself be infringing; (ii) compliance with the Buyer’s designs, specifications or instructions; (iii) use of the Work in an application or environment for which it was not designed; (iv) modifications of the Work by anyone other than the Supplier without the Supplier’s prior written approval; (v) failure to timely implement any maintenance release, modification, update or replacement of the Work made available by the Supplier; or (vi) use of the Work after the Supplier’s notice to the Buyer of such activity’s alleged or actual infringement or other violation of a third party’s intellectual property rights.
15.3    Lien Indemnity. Supplier shall (i) promptly, but in no event later than ten (10) Business Days after becoming aware of the same, pay or discharge, and discharge of record, or post a bond against, any such claim, lien or encumbrance for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon the Plant Site, the Plant or Buyer’s property created by Supplier or any of its Subcontractors or employees, and (ii) indemnify, protect and hold harmless Buyer from and against all such claims, liens, charges or encumbrances (including all reasonable attorneys’ fees and costs of removal and bonding) that are not paid or discharged in accordance with the foregoing. If Supplier fails to act within such ten (10) Business Day period, Buyer shall have the right, but not the obligation, to discharge or bond over such lien or encumbrance, and Supplier shall reimburse Buyer for all amounts paid and costs incurred in connection therewith within ten (10) Business Days of written demand. For clarity, Supplier shall have no right to file or permit the filing of any lien against the Plant Site or the Plant, except as security for work performed by Supplier or for any payments owed to it by Buyer hereunder, and in accordance with applicable law.
15.4    Customs Clearance. Subject to the provisions in this Agreement concerning Delivery, payment, and Customs Duties, including Section 3.2 above, Supplier shall be solely responsible for completing all customs clearance procedures in accordance with the DDP – Plant Site delivery term (Incoterms® 2020), including the preparation and submission of import documentation and the payment of all applicable import duties, taxes, and port service fees included in the Contract Price.
Buyer shall provide reasonable assistance and cooperation, including the timely provision of any documentation or information that may be required by customs authorities, to facilitate the clearance process.
If any customs-related delay occurs and is not caused by Supplier, and such delay materially impacts the completion of the Work, Supplier shall be entitled to a Change Order under Article 8, including equitable adjustments to the Contract Price, the Equipment Delivery Guaranteed Date, and other applicable deadlines.
The remedies set forth in this Section shall constitute Supplier’s sole obligation with respect to customs clearance delays.
15.5    Notice and Defense of Third-Party Claims. If the Indemnified Party intends to seek indemnification under this Article from the Indemnifying Party with respect to any action or claim, the Indemnified Party shall give the Indemnifying Party notice of such claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible claim or of the commencement of such claim or action; provided, however, that the indemnity obligations of the Indemnifying Party shall not be affected unless and to the extent such failure to give notice prejudices the Indemnifying Party’s ability to defend the claim. The Indemnifying Party shall have the right to assume the defense of any such claim or action with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party or if any other conflict of interest may exist or reasonably may arise, the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate, at its own expense.
The Parties shall cooperate in good faith in the defense or settlement of any such claim, including providing access to relevant documents, personnel, and records as reasonably requested. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party if the settlement would: (i) impose any obligation on the Indemnified Party, (ii) admit fault or liability on behalf of the Indemnified Party, or (iii) fail to include a full release of all claims.

15.6    Employees. Neither Party nor its directors, officers, employees, agents, Affiliates or representatives, nor any independent contractor engaged by it in connection with the performance of this Agreement, shall be deemed an employee of the other Party. Neither Party shall bring any claim against the other Party or its directors, officers, Affiliates, agents, representatives, employees or independent contractors with respect to any liability for compensation under any State or Federal Worker’s Compensation Act (or similar laws or programs in the applicable jurisdictions), including, but not limited to, Worker’s Compensation and/or employer’s liability or similar claims of employees. Nothing in this Agreement shall be construed to create any employment, partnership, joint venture, agency, or fiduciary relationship between the Parties. This provision does not limit or waive either Party’s indemnification obligations under this Agreement, including with respect to third-party labor claims, to the extent expressly provided elsewhere in this Agreement.
ARTICLE 16
COMPLIANCE WITH LAWS, STANDARDS AND CODES
16.1    General. Supplier shall at all times comply, and shall assure that the Equipment at the time of Delivery and Services at the time of performance comply in all material respects, with all Applicable Laws and Applicable Codes and Standards; provided, however, that Supplier’s scope of Services and Equipment are specifically listed in Annexes A, and B. To the extent any Governmental Unit or Governmental Approval, requires additional work or changes to Annexes A or B, and that were not in effect on the Effective Date, then such changes shall be treated as a Change of Law pursuant to Section 16.2 and addressed via a Change Order under Article 8, including equitable adjustment to the Contract Price, Equipment Delivery Guaranteed Date, Performance Guarantees, and any other equitable adjustment to the Agreement. The Parties agree that the standards and codes applicable to the design and/or manufacture of the Equipment are as set forth in Annex B. Notwithstanding anything to the contrary, wherever in this Agreement or Appendix the Supplier makes a representation, or has any obligation to ensure, that the Equipment will be in compliance with any law relating to ambient air emissions, effluent emissions or noise or with any Governmental Approval respecting ambient air emissions, effluent emissions or noise, any such representation or obligation shall be deemed satisfied to the extent that the Supplier demonstrates, pursuant to the emissions tests, the Equipment’s emissions guarantee is met, as per Exhibit 5. If any other standards or codes are found to be applicable, then they shall be treated in the same manner as a Change of Law under Section 16.2.
16.2    Changes of Law. In the event that any Change of Law, and if such Change of Law: (i) materially affects Supplier’s ability to perform its obligations under this Agreement (including delaying Supplier’s schedule), or (ii) imposes a new or increased cost on Supplier in connection with the Equipment or Services, then Supplier shall reasonably promptly notify the other Party thereof in writing, but no later than ten (10) Business Days following its discovery of such Change of Law, identifying the nature, scope and expected impact of such Change of Law. Supplier shall be entitled to an adjustment to the Contract Price, Equipment Delivery Guaranteed Date, Performance Guarantees, and any other equitable adjustment to the Agreement, through a Change
Order.

Upon receipt of such notice, the Parties shall meet promptly and in good faith to determine any equitable adjustments to the Agreement, including changes to the Contract Price, Delivery Schedule, or Performance Guarantees. The Parties shall negotiate in good faith for a period not to exceed sixty (60) days, and any agreed adjustment shall be implemented by Change Order in accordance with Article 8. Supplier shall have the right to suspend the performance of the Agreement until the Parties have signed a mutually agreed Change Order or amendment reflecting the changes resulting from a Change of Law as stated herein.
Supplier shall use commercially reasonable efforts to mitigate the impact of any Change of Law. Supplier shall not be entitled to an adjustment under this Section for: (i) changes in income tax laws, or (ii) minor changes that do not result in a material and demonstrable cost or schedule impact.
For the avoidance of doubt, a Change of Law shall not be considered an Event of Force Majeure under this Agreement.
ARTICLE 17
NOTICES AND COMMUNICATIONS
17.1    Notices. Any and all notices pursuant to the terms and conditions of this Agreement shall be in writing, in the English language, and can be validly given by either (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight registered mail or courier service, with delivery receipt required; or (d) sent by email with a confirmation copy sent by courier or certified mail to the corresponding address listed below:
If to Supplier: WÄRTSILÄ NORTH AMERICA, INC.
11710 N. Gessner Rd., Ste. A Houston, Texas 77064 Attn: Milton Dasgupta Email: [***] Tel. [***]
with a copy to: WÄRTSILÄ NORTH AMERICA, INC.
11710 N. Gessner Rd., Ste. A Houston, Texas 77064 Attn: Hugo Arias Email: [***] Tel. [***]
If to Buyer:     SAULSBURY INDUSTRIES, INC.
2951 E. Interstate 20 Odessa, Texas 79766 Attn: Jimmy Matthews, C.O.O.
Email: [***] Tel. 432-366-3686

with a copy to: SAULSBURY INDUSTRIES, INC.
2951 E. Interstate 20 Odessa, Texas 79766 Attn: Legal Department Email: [***] Tel. 432-366-3686
with a copy to Owner: EMPower USA, LLC
4900 Woodway Dr. Suite 1200, Houston, TX, 77056, USA Attn: Hector Medina Email: [***]; [***] Tel. +52 55 5025 3500
Either Party may change its address or the party to notify by a notice delivered in accordance with this Section.
17.2    Effectiveness of Notices. Notices shall be effective when received by the Party to whom addressed.
ARTICLE 18
DISPUTE RESOLUTION AND GOVERNING LAW
18.1    Negotiation of Disputes and Disagreements. The Parties will attempt in good faith to promptly resolve any claim, dispute or controversy arising out of or relating to this Agreement or the breach thereof (“Dispute”) through negotiation. In the event the Parties are unable to resolve a Dispute within a period of thirty (30) Days from the receipt of a notice of Dispute, each Party shall nominate a senior officer of its management, each of whom shall be an executive level individual with authority to settle disputes, to meet at a mutually agreed time and place to attempt in good faith to resolve the Dispute, not later than forty-five (45) Days after the receipt of a notice of Dispute. Should a resolution of such a Dispute not be obtained within fifteen (15) Days after the date that such senior officers meeting, then either Party may by notice to the other submit the dispute to arbitration in accordance with the provisions of Section 18.2. Either Party may waive the executive-level meeting requirement and proceed directly to arbitration if the other Party refuses or fails to designate a representative or attend a scheduled meeting. Unless otherwise agreed, all discussions and written summaries of positions exchanged during these negotiations shall be confidential and without prejudice.

18.2    Arbitration Resolution.
18.2.1 Arbitration Rules and Arbitrators. Any Dispute arising out of or relating to this Agreement or the breach thereof which has not been resolved through negotiation in accordance with the procedures set forth in Section 18.1 shall be submitted to binding arbitration under the International Chamber of Commerce Rules of Arbitration (“Arbitration Rules”) then in effect. The arbitration shall be held in Houston, Texas, in the English language and the governing law shall be as specified in Section 18.3. If the aggregate amount of claims or counterclaims does not exceed three Million Dollars ($3,000,000), the arbitration shall be conducted before a single arbitrator selected in accordance with the Arbitration Rules. Otherwise, the arbitration shall be conducted in accordance with the procedures of the Arbitration Rules before a panel of three (3) arbitrators, with each Party selecting one arbitrator and the third arbitrator, who shall be the chairman of the panel, being selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration and the responding Party shall name its arbitrator within ten (10) Days after receipt of the demand for arbitration. The third arbitrator shall be named within ten (10) Days after the appointment of the second arbitrator, failing which the third arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator(s) shall not decide the Dispute ex aequo et bono or as amiable compositeur or by reliance on any other doctrine or principle that would permit the arbitrator(s) to avoid the application of this Agreement and/or the governing law. The Parties agree that the arbitrator is, or arbitrators are, entitled to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the Parties pending resolution of the Dispute in arbitration, and any such interim award may be enforced in any court of competent jurisdiction. The Parties agree that the evidence phase of the arbitration proceedings shall be conducted according to the IBA Rules of Evidence.
18.2.2 Arbitration Award. The award rendered by the arbitration shall be final and binding on the Parties, and judgment thereon may be entered by any court having jurisdiction thereof. The award shall be in writing, and shall give reasons for the decisions reached by the arbitrator(s) and shall include a decision on liability, damages and costs. The arbitrator(s) shall have the power to award all remedies available under the applicable law. The prevailing Party (as determined by the arbitrator(s)) shall be entitled to reimbursement of its expenses, including reasonable attorney’s fees, arbitration fees, expert fees and all other costs reasonably incurred in connection with the arbitration and any judicial enforcement of this arbitration agreement, unless the arbitrator(s) determines that it would be manifestly unfair to honor this agreement of the Parties and determines a different allocation of costs. Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the Parties, the fact of the arbitration proceeding itself, all evidence, pleadings, or other documents exchanged or used in the arbitration and the award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the award.
18.2.3 Jurisdiction. Each of the Parties expressly agrees to the nonexclusive jurisdiction of a federal court of Texas for the adjudication of a preliminary injunction or other provisional judicial remedy as provided in Section 18.2.1. Each of the Parties accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens. Nothing in this Section

18.2.3 is intended to modify or expand the terms and provisions of Section 18.1 or interfere with an application to any court having jurisdiction for the enforcement of the award.
18.3    Governing Law. This Agreement (and this agreement to arbitrate) shall be governed by the laws of the State of Texas, without regard to the conflicts of law rules thereof. The applicability of the United Nations Convention on the International Sale of Goods (Vienna, 1980) is expressly excluded, as well as any national laws implementing it.
18.4    Confidentiality. Except to the extent necessary for proceedings relating to enforcement of this agreement to arbitrate, the award, or other, related rights of the Parties, the fact of the arbitration proceeding itself, all evidence, pleadings, or other documents exchanged or used in the arbitration and the arbitration award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the validity or enforceability of this agreement to arbitrate or of the arbitration award.
18.5    Severability. The provisions of this agreement to arbitrate are independent and severable of the remaining provisions of this Agreement and the Parties intend that they shall continue in effect even though one or more provisions of the Agreement shall be determined to be null or void. This agreement to arbitrate shall also survive the termination or expiration of this Agreement.
ARTICLE 19
LIMITATION OF LIABILITY
19.1    Liquidated Damages Not Penalty; Total Aggregate Amount. The Parties acknowledge and agree that it would be difficult or impossible to determine with absolute precision the amount of damages that would or might be incurred by Buyer as a result of Supplier’s failure to perform those matters hereunder for which Liquidated Damages are provided. The Parties agree that the amounts of Liquidated Damages provided under this Agreement are in lieu of actual damages and are the Parties’ reasonable estimates of fair compensation for the losses that may reasonably be anticipated from such failures in respect of such matters, and do not constitute a penalty. The total aggregate amount of Liquidated Damages to be paid by the Supplier to Buyer shall in no case exceed [***] of the Contract Price.
19.2    Liquidated Damages Sole and Exclusive Remedy. Except as otherwise provided in this Agreement, payment of Liquidated Damages is Supplier’s sole and exclusive obligation and Buyer’s sole and exclusive remedy with regard to Supplier’s failure to meet the Performance Guarantees and/or Equipment Delivery Guaranteed Date, whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise.
19.3    Buyer’s Remedy When the Maximum Amount of Delay Liquidated Damages is Exceeded. Notwithstanding anything else contained in this Agreement, if the amount of Delay Liquidated Damages owed by Supplier exceeds the maximum amount set forth in Exhibit 4, such occurrence shall constitute an Event of Supplier Default pursuant to Section 12.1. In such case, Buyer, at its sole discretion, may choose to terminate the Agreement pursuant to Section 12.2.
19.4    Supplier’s Maximum Aggregate Liability. Notwithstanding any other provision of this Agreement, Supplier’s maximum aggregate liability to Buyer, Buyer’s insurers or permitted assignees, if applicable, pursuant to this Agreement, whether arising from tort (including negligence or strict liability), Liquidated Damages (as limited pursuant to Section 19.1), breach of contract (including fundamental breach), breach of warranty, indemnification obligations, or any other cause of action shall not exceed [***] of the Contract Price. This limitation shall not apply to, and shall not limit Supplier’s liability for: (i) third-party claims covered by Supplier’s indemnification obligations under Article 15 for IP infringement and third party personal injury, or (ii) fraud, gross negligence, or willful misconduct by Supplier or its Subcontractors.
For clarity, this limitation shall not be construed to affect the enforceability or availability of non-monetary remedies (e.g., specific performance, injunctive relief) where appropriate under this Agreement or applicable law.
19.5    Exclusion of Consequential Damages. Except for Liquidated Damages (if any) or any amounts owed by Buyer pursuant to Section 12.4 (including the Hedge Costs and Losses), and except as otherwise provided below, in no event, whether as a result of breach of contract, breach of warranty, tort liability (including negligence or strict liability), or otherwise, shall either Party be liable to the other for special, indirect, or consequential damages of any nature whatsoever, including losses nor for damages caused by reason of unavailability of the Equipment, shutdowns or service interruptions, loss of use, loss of profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital or claims of Buyer’s customers. This exclusion shall not apply to damages arising from a Party’s fraud, gross negligence, or willful misconduct.
ARTICLE 20
RELATIONSHIP OF BUYER, SUPPLIER AND SUBCONTRACTORS
20.1    Subcontractors. Buyer acknowledges and agrees that Supplier may have portions of the Work performed by Subcontractors pursuant to written Subcontracts between Supplier and such Subcontractors. All Subcontractors shall be reputable, qualified firms with an established record of successful performance in their respective trades performing identical or substantially similar work. All contracts with Subcontractors shall be consistent with the terms of this Agreement. NO SUBCONTRACTOR IS INTENDED TO BE OR SHALL BE DEEMED A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT. Supplier shall be fully responsible to Buyer for the acts and omissions of Subcontractors and of Persons directly or indirectly employed by any of them, as Supplier is for the acts or omissions of Persons directly employed by Supplier. To the extent applicable, all Subcontractors and their respective personnel are to be instructed by Supplier in the terms and requirements of the safety and environmental protection policies and procedures referenced elsewhere in this Agreement, and provided that any Buyer policies and procedures have been provided to Supplier, and shall be expected to comply with such policies and procedures. In the event that any personnel do not adhere to such policies and procedures, such personnel shall be removed by Supplier. In no event shall Supplier be entitled to any adjustment of the Contract Price or Delivery Schedule as a result of compliance with such policies and procedures or any removal of personnel necessitated by non-compliance.
20.2    Licenses and Qualifications. All Subcontractors shall, where required by Applicable Law, be licensed to do work in the state where their portion of the Work is to be performed.
ARTICLE 21
MISCELLANEOUS
21.1    Entire Agreement. This Agreement, including all Annexes, Exhibits, Appendices, Schedules, Change Orders, and other documents expressly incorporated by reference, represents the entire agreement between the Parties hereto relating to the subject matter hereof and may be amended or varied only in writing by duly authorized representatives of the Parties. The Parties expressly waive all provisions contained in any past agreement or correspondence relating to any portion of the Work or the Plant.
21.2    Amendment. No oral or written modification of this Agreement, either before or after its execution, shall be of any force or effect unless such modification is in writing and signed by Buyer and Supplier.
21.3    Assignment. The terms of this Agreement shall be binding upon both Parties and their respective successors and permitted assigns. Neither Party shall be entitled to transfer or assign their rights and liabilities provided for herein to any third person without a prior written approval from the other Parties, which approval shall not be unreasonably withheld or delayed.
Notwithstanding the foregoing, Buyer may assign this Agreement or any of its rights and obligations herein, to any of its Affiliates and to Owner, through a written notice to the Supplier (without authorization), same which shall be delivered within 3 (three) Days in advance to the date when the assignment shall be effective.
21.3.1 Notwithstanding anything to the contrary in this Section 21.3, Supplier and Buyer hereby acknowledge that Owner contemplates that it may obtain financing for the Project, which may include, without limitation, financing parties providing construction, interim or long-term debt or other financing or refinancing to the Owner (each such party, together with any trustee and agent acting on their behalf, a “Financing Party”, and collectively, the “Financing Parties”) to be secured by all or a portion of the Project and the Buyer’s rights under this Agreement. In connection therewith and subject to Section 21.3.2 below, the Buyer, shall be entitled to collaterally assign and/or pledge this Agreement (or any of its rights under this Agreement) to the Financing Parties, and the Supplier and Buyer shall reasonably cooperate with the applicable Financing Party to (1) execute, upon request from the applicable Financing Party, any document necessary to perfect such pledge and/or conditional assignment to the extent reasonably acceptable to Supplier and Buyer; (2) execute any, amendments and modifications hereto reasonably requested by the Financing Parties to the extent acceptable to Supplier and Buyer each in their sole discretion; (3) promptly furnish documents necessary for the financing of the Project as may be reasonably requested by the Financing Parties in connection with this Agreement (or the rights or obligations of the Parties hereunder); and (4) promptly execute customary estoppels, consents and other related documents to the extent reasonably required by the Financing Parties in connection with the financing of the Project and this Agreement on terms and conditions reasonably acceptable to Supplier and Buyer, as applicable, which consents may, among other things, include provisions whereby the Supplier and Buyer agree to: (i) provide such Financing Parties reasonable notice of and any opportunity to cure the Buyer’s defaults that Buyer may have under this Agreement; and (ii) allow such Financing Parties (as security for the financing) to be assigned all of the Buyer’s rights hereunder. Notwithstanding any such assignment or transfer to an assignee, Buyer shall not be relieved from, and shall remain liable and responsible for, all obligations and liabilities under this Agreement unless and until such assignee enters into a binding agreement to assume all obligations and liabilities of the Buyer hereunder Notwithstanding anything to the contrary herein, Supplier shall not be required to incur attorneys’ fees or costs in connection with compliance with this Section 21.3.1 without reimbursement from Owner for all such reasonable attorneys’ fees and costs and Supplier may condition compliance with this Section 21.3.1 on such reimbursement from Owner.
21.3.2 The Parties agree that before any assignment pursuant to Section 21.3.1 above can be made, any and all defaults by Buyer under this Agreement shall be cured, including any payment obligations under this Agreement, and the Parties further agree that any assignment made without complying with such conditions shall be invalid.
21.4    Binding Nature. This Agreement shall become binding in its entirety as of the Effective Date.
21.5    Third-Party Beneficiaries. The provisions of this Agreement are intended for the sole benefit of the Parties hereto, and there are no third-party beneficiaries. Notwithstanding the foregoing, the provisions of this Agreement that expressly benefit Buyer’s Affiliates, Owner, lenders, or other indemnified parties shall be enforceable by such persons as intended third-party beneficiaries to the extent expressly provided in this Agreement.
21.6    Validity and Enforceability. The invalidity or unenforceability of any portion or provision of this Agreement shall not affect the validity or enforceability of any other portion or provision. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement, and the balance of the Agreement shall be construed and enforced as if the Agreement did not contain such invalid or unenforceable portion or provision. Notwithstanding the provisions of the preceding sentence, should any term or provision of this Agreement be found invalid by any Governmental Unit having jurisdiction thereof, the Parties shall immediately renegotiate in good faith such term or provision of the Agreement to eliminate such invalidity.
21.7    Independent Contractor Status; Employees. The relationship of Supplier to Buyer shall be that of an independent contractor. Nothing contained herein shall be considered as the establishment of a subordinate labor relationship, nor an association contract, corporation, trust or other relationship different from the nature of this Agreement between Buyer and Supplier. Any provisions of this Agreement which may appear to give Buyer the right to direct or control Supplier as to details of performing the Work, or to exercise any measure of control over the

Work, shall be deemed to mean that Supplier shall follow the desires of Buyer in the results of the Work only and not in the means by which the Work is to be accomplished, and Supplier shall have the complete right, obligation and authoritative control over the Work as to the manner, means or details as to how to perform the Work. Nor shall the Supplier, its Subcontractors, or any of their employees, be considered employees or associates in any manner whatsoever of Buyer. Likewise, the Buyer, its subcontractors, employees, or other related third parties shall not be considered employees or associates in any manner whatsoever of Supplier. Neither Party shall bring any claim against the other party or its directors, officers, Affiliates, agents, representatives, employees or independent contractors with respect to any liability for compensation under an applicable worker’s compensation act (if any), including, but not limited to, worker’s compensation and/or employer’s liability claims of employees.
21.8    Waiver. The waiver of any breach or failure to enforce any of the terms, covenants or conditions of this Agreement shall not in any way affect, limit, modify or waive the future enforcement of such terms, covenants or conditions.
21.9    Language. The official language of this Agreement shall be English, and any translation into any other language shall be for convenience only.
21.10 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by each of the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Signatures transmitted by PDF, or other electronic means (including electronic signature platforms such as DocuSign) shall be deemed to have the same legal effect as original signatures and shall be binding on the Parties.
21.11 Visitors to the Plant. Supplier shall have reasonable opportunities, upon at least three (3) Days prior notice to and with the consent of Buyer (which consent shall not be unreasonably withheld or delayed), to bring visitors to the Plant for promotional purposes, provided that: (i) all visits are coordinated in advance with Buyer’s site representative and shall comply with all applicable safety, security, and confidentiality policies in effect at the Plant Site, (ii) Supplier shall ensure that all visitors are properly insured, appropriately attired, and accompanied at all times by Supplier’s or Buyer’s personnel, (iii) Buyer may withhold or revoke consent for any visit if, in Buyer’s reasonable judgment, such visit would interfere with construction, operations, or safety at the Plant Site, and (iv) no photographs, videos, recordings, or promotional materials involving the Plant, Buyer’s name, or its Affiliates may be made or published without Buyer’s prior written approval.
21.12 Personal Data. In order to fulfil its obligations under the Agreement, each Party may share Personal Data with the other Party. Each Party undertakes to process the Personal Data in compliance with the GDPR Regulation and/or other applicable personal data protection laws. Wärtsilä’s Personal Data processing activities are set out in the Privacy Notices which are available at https://www.wartsila.com/legal-privacy/privacy. The Buyer’s Personal Data processing activities are set out in its privacy policy available at https://www.saulsbury.com/privacy-policy/. Notwithstanding the foregoing, each Party shall ensure that (i) the Personal Data is only processed to the extent necessary to fulfil its obligations under the Agreement; (ii) it only shares the Personal Data to the extent necessary to fulfil its obligations under the Agreement; (iii) the Personal Data is accurate and kept up to date; (iv) it has storage limitation policies and procedures to ensure that the Personal Data is not kept for longer than is necessary to fulfil its obligations under the Agreement; and (v) it uses a secure data sharing platform or encryption when sharing Personal Data with the other Party to ensure the Personal Data is processed securely.
ARTICLE 22
ANTI-CORRUPTION PRACTICES & IMPORT AND EXPORT RESTRICTIONS
22.1    The Parties represent and warrant that they and their directors, employees as well as consented assignees, sub-contractors and alike, if any, are familiar with and in connection with the supply and all related actions fully comply with the provisions and spirit of the U.S. Foreign Corrupt Practices Act (“FCPA”), OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the Commentaries thereon (“OECD Convention”) and the Rules of Conduct to Combat Extortion and Bribery of the International Chamber of Commerce (“ICC Rules”) and any applicable law implementing such provisions, also in the event Buyer is registered or performs its obligations related to the project outside the countries who are parties to the OECD Convention or ICC Rules, and the fact that it is the corporate policy of the Supplier to be in full compliance, and also require full compliance from its partners, subcontractors and other contracting parties with the letter and spirit of the FCPA, OECD Convention, ICC Rules and any applicable laws, including but not limited to local laws against anti-bribery.
22.2    The Parties represent and warrant that they and their directors, employees as well as consented assignees, sub-contractors and other contracting parties related to the project and alike, if any, do not directly or indirectly, (i) offer or give a bribe or demand for such a bribe (ii) kick back any portion of a contract payment to owners directors and/or employees or employees of the other contracting parties or any third party or (iii) utilize other techniques, such as subcontracts, purchase orders or consulting agreements to channel payments or other benefits to government officials, to directors or employees of the Parties or other contracting parties, their relatives or business associates, with the intention to influence or induce the referred owner or director or employee to use his or her influence to assist the Parties or their Supplier in obtaining or retaining business or securing any improper advantage. The Parties acknowledge that such activities may constitute a criminal violation of local laws and regulations punishable by substantial fines and/or imprisonment.
22.3    The Parties represent and warrant that they and their directors, employees as well as consented assignees, sub-contractors and alike, if any, while carrying out its responsibilities under this Contract, will not pay or agree to pay, directly or indirectly, any funds or anything of value to any public official or owner or their directors or employees or employee of a company related to the project for the purpose of influencing their acts or decisions.
22.4    The Parties represent and warrant that no part of its compensation is passed on directly or indirectly by the Parties or by their director or employee as a bribe or in any manner whatsoever and whomever in contravention of the letter or spirit of the Rules of Conduct to Combat Extortion and Bribery of the International Chamber of Commerce.
22.5    If the Parties or their director and/or employee directly or indirectly offers, pays, promises, gives or authorizes payment of any money or anything of value to any government, public or political party official or a director or an employee of a party involved in the project for the purpose of influencing the official or director or employee act or decision of such official or director or employee in the course of carrying out this Contract, or is in breach of any of its representations and warranties in this Article 22, the Supplier is entitled to terminate this Agreement through a simple notice with an immediate effect. Termination in accordance with this Article 22 carries same consequences as termination for an event of default under Article 12.
22.6    The Equipment and Services shall be delivered, and the Supplier’s obligations hereunder shall be, subject to all current and future economic, trade, financial or other sanctions or embargoes and export control laws, regulations and approvals thereto enacted from time to time by the European Union, United Nations or United States of America, or by any other government or international organization whose jurisdiction can be extended to the Supplier, its parent company, subsidiaries or Affiliates (collectively, “Export Controls”). The Buyer acknowledges that the Supply and all related technical information, documents and materials may not be re-exported, transshipped, diverted or transferred, directly or indirectly, contrary to such Export Controls.
22.7    Not Used.
22.8    The Buyer represents and warrants that the Equipment and Services will be used solely for the intended peaceful purpose specified by the Buyer to the Supplier before entry into this Agreement. In particular, the Buyer represents and warrants that the Equipment and Services will not be used for purposes associated with (i) any activity prohibited or otherwise regulated by the Export Controls; (ii) any chemical, biological, nuclear weapons or missiles capable of delivering such weapons; or (iii) support of any terrorist activity or any other military end use. Further, the Buyer warrants and represents that the Equipment and Services or any part thereof shall not be re-sold if it is known or suspected that it is intended to be used for such purposes. The Buyer hereby agrees to and shall cooperate with any verification audit/on-site inspection at the location of the Equipment and Services as requested by the Supplier to verify compliance with Export Controls. The Buyer agrees that it shall provide, within fourteen (14) Days of Supplier’s request, an end-user certificate in form and substance acceptable to the Supplier, duly signed for and on behalf of the end-user. If the Supplier has not received such end-user certificate within fourteen (14) Days of the request, the Supplier shall have the right to suspend the performance of the Agreement until it receives the end-user certificate. In such case, the additional costs and expenses incurred or to be incurred by the Supplier due to such suspension shall be reimbursed by the Buyer prior to and as a condition for the Supplier’s resumption of its obligations, and the Delivery Schedule shall be extended to reflect the delay in performance caused or to be caused by such suspension but at least on a day-for-day basis.
22.9    The Supplier shall have the right to terminate this Agreement, provided that Supplier first gives Buyer written notice and an opportunity to propose a commercially reasonable substitute supplier or routing that removes the Export Controls impediment, which approval shall be at Supplier’s sole discretion (i) if the performance of this Agreement would either (a) violate any Export Controls, or (b) expose the Supplier or its parent company, subsidiaries or Affiliates to risk of any sanction restriction, penalty or liability under or in connection with Export Controls or to other adverse consequence; or (ii) if the Supplier has not received a duly signed end-user certificate in form and substance acceptable to the Supplier within thirty (30) Days of the Supplier’s first request for such certificate. In such a case, the Supplier has the right to receive (i) payment of any amounts due under the Agreement or in respect of obligations and work already performed (inclusive of profit attributable to the performed/delivered portion), (ii) payment for commitments made and cancellation cost, and (iii) payment of other direct cost.
22.10 In the event that any change of control of the Buyer occurs, the Buyer shall provide the Supplier with details of the change(s) in the ownership and control of the Buyer at least ten (10) Days in advance of such change to the extent possible and in any event on the Day of the effectiveness of such change at the latest.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and the year first above written.

SAULSBURY INDUSTRIES, INC.
By: /s/ Matthew Saulsbury
Name: Matthew Saulsbury
Title: CEO

WÄRTSILÄ NORTH AMERICA, INC.
By: /s/ Carlos Chavez
Name: Carlos Chavez
Title: Business Development Manager

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[Annex A (General Scope of Supply), Annex B (Technical Specification), Exhibit 1 (EHSS Exhibit), Exhibit 2 (Milestone Payment Schedule, which was replaced by the First Amendment to Equipment Supply Contract filed as Exhibit 10.10 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026), Exhibit 6 (Insurance Requirements), Exhibit 7A (Performance Figures), Exhibit 7B (Electrical Output and Heat Rate Corrections), Exhibit 8 (Performance Test Guidelines) and Exhibits 9 through 19 (forms of certificates, notice to proceed, parent company guaranties and lien and claim waivers) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Exhibit 3 is not used. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]

EXHIBIT 4-Delivery Schedule; Delay Liquidated Damages
I. GENERATOR SETS DELIVERY GUARANTEE
Supplier guarantees Delivery of the Generator Sets as follows:
Supplier shall deliver the Generator Sets to Buyer DDP Plant Site (Incoterms® 2020), on or before 15 months after the Starting Date.
II. GENERATOR SETS DELIVERY DELAY LIQUIDATED DAMAGES
To the extent Supplier fails to meet its Delivery obligations for the Generator Sets as set out above, Supplier shall pay Buyer [***] per Generator Set per Day of delay in the Delivery of the Generator Sets (“Delay Liquidated Damages”); provided, however, that the cumulative total of all Delay Liquidated Damages shall not exceed [***] of the Contract Price. Supplier shall pay the Delay Liquidated Damages to Buyer on or before the fifteenth (15th) day of the month following each month in which a delay occurs. Payments shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer.

EXHIBIT 5
Performance Guarantees, Performance Liquidated Damages, Minimum Performance Standards
As provided in the Agreement and specifically outlined below, the Equipment’s Performance Guarantees are as provided below, as corrected for by the Correction Curves included with Exhibit 7B and calculation methods provided in Exhibit 8 (Electrical Output and Heat Rate Corrections and Performance Test Guidelines).
EQUIPMENT PERFORMANCE GUARANTEES, PERFORMANCE LIQUIDATED DAMAGES, MINIMUM PERFORMANCE STANDARDS
Supplier hereby guarantees the performance of the Equipment as follows:
A.    Plant Net Electrical Output Guarantee and Plant Net Electrical Output Liquidated Damages
Plant Net Electrical Output Guarantee. Once the Start-Up Certificate has been executed, Supplier shall conduct a performance test in accordance with the mutually agreed Final Test Procedure (the “Plant Output Performance Test”). Supplier guarantees that during the Plant Output Performance Test, Plant net electrical output shall be no less than an average of 122,466 kW, while utilizing the Project Fuel as described in Exhibit 7A (the “Plant Net Electrical Output Guarantee”).
Plant Net Electrical Output Liquidated Damages. Pursuant to Section 7.2 of the Agreement, should the measured Plant net electrical output be less than the Plant Net Electrical Output Guarantee, then Supplier shall pay Buyer [***] per kWe (“Plant Net Electrical Output Liquidated Damages”).
B.    Gross Heat Rate Guarantee and Gross Heat Rate Liquidated Damages
Gross Heat Rate Guarantee. Once the Start-Up Certificate has been executed, Supplier shall conduct a two (2) hours gross heat rate test on each Generator Set in accordance with the mutually agreed Final Test Procedure (the “Gross Heat Rate Test”). Supplier guarantees that during the Gross Heat Rate Test, the average gross heat rate of the Generator Sets (not individually per Generator Set but overall) shall be no greater than 7,199 BTU/kWh LHV, while utilizing the Project Fuel as provided for in Exhibit 7A (the “Gross Heat Rate Guarantee”).
Gross Heat Rate Liquidated Damages. Pursuant to Section 7.2 of the Agreement, should each Generator Set’s average gross heat rate during the full load Gross Heat Rate Test be greater than the Gross Heat Rate Guarantee due to Supplier’s breach of its obligations under the Agreement, Supplier shall pay Buyer [***] for each BTU/kWh above the Gross Heat Rate Guarantee (the “Gross Heat Rate Liquidated Damages”). Liquidated damages do not apply for the partial load heat rate tests.

C.    Exhaust Emissions Guarantee
Exhaust Emissions Guarantee. Once the Start-Up Certificate has been executed, Buyer shall conduct an exhaust emission test on each Generator Set in accordance with the mutually agreed Final Test Procedure (the “Emission Test”). Supplier guarantees that during the Emission Test, the exhaust emission levels on each Generator Set shall be no greater than the levels set forth in the Emission Data Sheet document that is attached to this Exhibit 5, while utilizing the Project Fuel as provided for in Exhibit 7A (the “Exhaust Emissions Guarantee”).
D.    Minimum Performance Standards
The minimum performance standards of the Generator Sets (not individually per Generator Set but overall) during the Net Electrical Capacity Test, Gross Heat Rate Test, and the Emission Test (the “Minimum Performance Standards”) shall be as follows:
Plant Net Electrical Output– The minimum performance standards regarding plant net electrical output capacity shall be no less than 3% (three percent) less than the Plant Net Electrical Output Guarantee, measured at the MV Switchgear, while utilizing the Project Fuel.
Gross Heat Rate. The minimum performance standards regarding the average Generator Set’s heat rate at full load shall be no greater than 3% (three percent) higher than the Gross Heat Rate Guarantee, while utilizing the Project Fuel.
Exhaust Emissions – The minimum performance standards regarding exhaust emissions of the Generator Sets shall be to meet the Exhaust Emissions Guarantee, while utilizing the Project Fuel.
Supplier has the right to test each Generator Set, including the right to re-conduct any Performance Test until each Generator Set meets the Performance Guarantees or the Minimum Performance Standards, pursuant to Sections 5.4.1 and 5.4.3 of the Agreement. Supplier shall be required to make modifications to meet Minimum Performance Standards shown in this Exhibit. Should a Generator Set meet the Minimum Performance Standards, Supplier may at any time opt to stop conducting any Performance Test and pay the applicable Plant Net Electrical Output Liquidated Damages, and/or Gross Heat Rate Liquidated Damages, as applicable.
E. Performance Liquidated Damages Cap and Payment
The cumulative total of all Performance Liquidated Damages shall not exceed [***] of the Contract Price. Payment of the Performance Liquidated Damages specified in this Exhibit 5 is Supplier’s exclusive obligation and Buyer’s exclusive remedy with regard to the Equipment’s failure to meet the Performance Guarantees as set forth in this Exhibit 5, whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise. The Performance Liquidated Damages payable by Supplier shall be included as an offset to amounts payable by Buyer in Supplier’s final invoice or, to the extent they exceed amounts payable by Buyer, shall be paid by Supplier to Buyer within fifteen (15) days after completion of the last Performance Test

[The Emission Data Sheet attached to Exhibit 5 has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]